UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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HIGHER ONE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HIGHER ONE HOLDINGS, INC.
115 Munson Street
New Haven, Connecticut 06511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2014

To the Stockholders of Higher One Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Higher One Holdings, Inc., a Delaware corporation (the "Company"), will be held on June 11, 2014 at 9:00 a.m. local time at 115 Munson Street, New Haven, CT for the following purposes:

1.	To elect three directors to hold office until the 2017 meeting of stockholders or until their successors are elected;

2.	To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to declassify the Board of Directors;

3.
To ratify the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014;

4.	To approve, on a non-binding advisory basis, the 2013 compensation of the Company's Named Executive Officers;

5.	To approve the Company's Short Term Incentive Plan; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 16, 2014 can vote at this meeting or any adjournments that take place.

Our Board of Directors recommends that you vote FOR the election of director nominees named in Proposal One of the proxy statement; FOR the approval of the Company's Amended and Restated Certificate of Incorporation; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; FOR the approval, on a non-binding advisory basis, of the 2013 compensation of the Company's Named Executive Officers; and FOR the approval of the Company's Short Term Incentive Plan.

For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report on Form 10-K, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report on Form 10-K and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.
By Order of the Board of Directors

Thomas D. Kavanaugh
Corporate Secretary
May 2, 2014

HIGHER ONE HOLDINGS, INC.
115 Munson Street
New Haven, Connecticut 06511

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
June 11, 2014

    The Board of Directors of Higher One Holdings, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 11, 2014 at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held at 115 Munson Street, New Haven, Connecticut. We intend to mail the Notice of Internet Availability of Proxy Materials on or about May 2, 2014 to stockholders of record as of the April 16, 2014 (the "Record Date"). The only voting securities of the Company are shares of common stock, $0.001 par value per share (the "common stock"), of which there were 47,224,716 shares outstanding as of the Record Date. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote present in person or represented by proxy to hold the Annual Meeting.

    In this proxy statement, we refer to Higher One Holdings, Inc. as the "Company," "Higher One," "we" or "us" and the Board of Directors as the "Board." When we refer to the Company's fiscal year, we mean the twelve-month period ending December 31 of the stated year.

    The Company's annual report on Form 10-K for fiscal year 2013, which contains consolidated financial statements for fiscal 2013, and amendments thereto are available in the "Investor Relations" section of our website at http://ir.higherone.com/. You also may obtain a copy of the Company's annual report on Form 10-K for fiscal 2013 without charge by writing to Investor Relations at the Company's address above.

    We are first making this proxy statement and accompanying materials available to stockholders on or about May 2, 2014.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

    Only stockholders of record at the close of business on April 16, 2014 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 47,224,716 shares of common stock issued and outstanding and entitled to vote.

    Stockholder of Record: Shares Registered in Your Name

    If, on April 16, 2014, your shares were registered directly in your name with Higher One's transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, on the Internet, or, if you received a paper copy of the proxy materials, by mail, as instructed below to ensure your vote is counted.

    Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

    If, on April 16, 2014, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

    You are being asked to vote

FOR:

•	The election of three Class I directors to hold office until our 2017 annual meeting of stockholders;
•	The approval of an amendment of the Company's Amended and Restated Certificate of Incorporation to declassify the Board of Directors;
•	The ratification of the selection by the Audit Committee of our Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
•	The approval, on a non-binding advisory basis, the 2013 compensation of the Company's Named Executive Officer; and
•	The approval of the Company's Short Term Incentive Plan.
             In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

    You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

    For Proposal One, you may either vote "For" the three nominees, "Withhold All" of the nominees or "For All Except" any nominee you specify. For Proposals Two, Three, Four and Five, you may either vote "For" or "Against" or "Abstain." The procedures for voting are as follows:

                Stockholder of Record: Shares Registered in Your Name

    If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by mail, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using a proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card or the Notice of Internet Availability of Proxy Materials.

•	To vote by telephone if you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

    If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions on the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

    Broadridge Financial Solutions, Inc. ("Broadridge") has been engaged as our independent agent to tabulate stockholder votes. Any executed proxy card will be returned directly to Broadridge for tabulation.

What is the quorum requirement?

    A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 47,224,716 shares outstanding and entitled to vote. Accordingly, 23,612,359 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

    Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes (so long as the broker votes on one proposal) will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

What is a broker non-vote?

    Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to certain "routine" proposals, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal Three). If a broker votes shares that are not voted by its clients for or against a "routine" proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present and will be taken into account in determining the outcome of all of the proposals. Proposal Two is considered a "routine" proposal.  However, where a proposal is not "routine," a broker who has received no instructions from its client generally does not have discretion to vote its clients' uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as "broker non-votes." Those shares would be considered present for purpose of determining whether or not a quorum is present (so long as the broker votes on one proposal), but would not be considered entitled to vote on the proposal. Depending upon the vote required for approval of the "non-routine" proposal, broker non-votes may or are not have an effect on the outcome of the proposals.  Proposals One, Three, Four and Five are considered "non-routine" proposals.

    Because brokers cannot vote "uninstructed" shares on behalf of their customers for "non-routine" matters, it is important that stockholders vote their shares.

What vote is required for each proposal and how are votes counted?

•
For Proposal One, directors will be elected by a plurality of the votes cast, which means that the three nominees receiving the highest number of "For" votes will be elected.  Abstentions and broker non-votes will have no effect with regard to Proposal One, because approval of a percentage of shares present or outstanding is not required for this proposal.

•
To be approved, Proposal Two requires the affirmative vote of at least 80% of the voting power of the outstanding common stock.  Abstentions and broker non-votes will have the same effect as an "Against" vote on the proposal.  Any shares which are not voted and for which no proxy is executed will also have the same effect as an "Against" vote on the proposal.

•
To be approved, Proposal Three requires the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on the proposal.  Abstentions will have the same effect as an "Against" vote on the proposal.

•
To be approved, Proposals Four and Five requires the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on the proposal.  Abstentions will have the same effect as an "Against" vote on the proposal and broker non-votes will have no effect on the outcome of the vote.

    Broadridge will separately count "For" and "Withhold" votes with respect to Proposal One, "For" and "Against" votes, abstentions and broker non-votes with respect to Proposals Two, Three and Four and "For" and "Against" votes and abstentions with respect to Proposal Three.

How many votes do I have?

    On each matter to be voted upon, you have one vote for each share of common stock you own as of April 16, 2014.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

    Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via Internet or telephone?

    You may vote by proxy via the Internet by following the instructions provided on the proxy card or the Notice of Internet Availability of Proxy Materials. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 10, 2014. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

    The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

    If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted "For" each of the nominees under Proposal One and "For" Proposals Two, Three, Four and Five. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

    We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

    If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

Can I change my vote after submitting my proxy?

    Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

    If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year's Annual Meeting?

    To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing no later than January 2, 2015 to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. If you wish to submit a proposal to be voted on at next year's meeting that is not to be included in next year's proxy materials pursuant to the SEC's shareholder proposal procedures or to nominate a director, you must do so between January 2, 2015 and February 1, 2015. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

    Voting results will be announced by the filing of a current report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available.

PROPOSAL ONE

ELECTION OF DIRECTORS

We currently have ten directors. Our Board has determined all of our current directors and nominees (other than Messrs. Lasater, Sheinbaum and Volchek) meet the independence requirements of the New York Stock Exchange and the federal securities laws, although Stewart Gross may not meet certain independence requirements for service on our audit and compensation committees. Mr. Lasater, our former president, is currently chairman of the Board. Paul Biddelman is our lead independent director.

Our Board is currently divided into three classes, denominated as classes I, II and III. Members of each class hold office for staggered three-year terms. At each annual meeting of stockholders, successors to the directors in the class whose term expires at that annual meeting are elected for three-year terms. Messrs. Volchek, Gross and Cromwell serve as class I directors with terms expiring at this Annual Meeting. Mr. Gross will not be standing for re-election and we are nominating Lowell Robinson for his seat, as indicated below. Messrs. Hartheimer, Lasater and McFadden serve as class II directors with terms expiring at the annual meeting of stockholders to be held in 2015. Mr. Sheinbaum, Mr. Biddelman, Ms. Braunstein and Mr. Moran serve as class III directors with terms expiring at the annual meeting of stockholders to be held in 2016. See Proposal Two below regarding amending our Certificate of Incorporation to eliminate our classified board structure.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

The following table sets forth, for the class I nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and positions/offices held with the Company:

Name	Age	Title

Marc Sheinbaum	56	President, Chief Executive Officer and Director
Mark Volchek	36	Director and Former President and Chief Executive Officer
Miles Lasater	36	Chairman of the Board of Directors
Paul Biddelman	68	Director
Samara Braunstein	44	Director
David Cromwell	69	Director
Robert Hartheimer	56	Director
Patrick McFadden	76	Director
Charles Moran	59	Director
Lowell Robinson	65	Director Nominee

Set forth below is certain biographical information for each of these individuals.

Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

Mark Volchek is one of our founders and currently serves as a director on our Board. Mr. Volchek served as our chief executive officer from July 2012 until January 2014 and as our president and chief executive officer from January 2014 until April 2014, when Mr. Sheinbaum was appointed to that role, Mr. Volchek will remain a full-time employee of the Company through Mary 16, 2014 and thereafter will become a part-time employee of the Company through the completion of a transition period. From 2002 until May 2012, he served as chairman of our Board, and from 2002 until June 2012, he served as our chief financial officer. From 2000 to 2002, he served as our chief executive officer. Mr. Volchek is a founding officer of the Yale Entrepreneurial Society, a not-for-profit organization that promotes entrepreneurship among Yale students, faculty and alumni and served on its board from 1999 to 2010. Since 2007, Mr. Volchek has been the chairman of the board of the Tweed New Haven Airport Authority. Other past civic roles have included positions on the New Haven Economic Development Commission and the Regional Growth Partnership strategic planning committee. Mr. Volchek holds a BA and an MA in economics from Yale University. Mr. Volchek, having cofounded and led the company as an executive over the course of the last 14 years, brings institutional knowledge to the Board, especially in regard to our finances and strategy, and therefore should serve on our Board.

David Cromwell has been a director of Higher One since 2001. Mr. Cromwell has been an adjunct professor of entrepreneurship at the Yale School of Management since 1996. Prior to that, he worked for 30 years in various positions at JPMorgan & Company in New York and London. From 2000 to 2009, Mr. Cromwell was chairman of the board and co-founder of CE University, Inc., an online provider of continuing education for insurance professionals. He helped found and serves as a faculty advisor to one of our early investors, Sachem Ventures, a student-run venture capital fund at the Yale School of Management. Mr. Cromwell has served as an advisor to numerous venture-backed and growth companies in Connecticut. Mr. Cromwell holds a BA in Economics from Ohio Wesleyan University and an MBA from New York University, Stern School of Business. We believe that Mr. Cromwell should serve on our Board as he brings to it substantial experience as an advisor to high-growth companies such as ours.

Lowell Robinson, a director nominee to our Board, served as the chief financial officer and chief operating officer of MIVA, Inc., an online advertising network, from August 2007 through March 2009. He joined MIVA in 2006 as chief financial officer and chief administrative officer. He was chief financial officer and chief administrative officer for HotJobs.com and Advo Inc. and held senior financial positions at Citigroup Inc. and Kraft Foods Inc.  In addition, he was special counsel to the president (interim chief financial officer) for NYU/Polytechnic. He also previously served as the president of LWR Advisors. Mr. Robinson is on the board of ValueVision Media; served on the board of directors of  The Jones Group from 2005-2014 where he chaired the audit committee; was on the board of Local.com Corporation from 2011 to 2012; the board of directors of International Wire Group  Inc. from 2003-2009 and the board of directors of Independent Wireless One, Diversified Investment Advisors and Edison Schools Inc. He is a member of the Smithsonian Libraries advisory board, the board of the Metropolitan Opera Guild and was on the board of advisors for the University of Wisconsin Business School (2006-2010). Mr. Robinson earned a Bachelor of Arts in Economics from the University of Wisconsin and a Master of Business Administration from Harvard Business School. We believe Mr. Robinson should serve on our Board due to his vast finance, strategic, operational and governance experience having served as an executive and director of several other publically traded companies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office until the 2016 Annual Meeting of Stockholders

Miles Lasater is one of our founders and is currently chairman of our Board and a part-time employee. He served as our president from 2012 until early 2014 and as our chief operations officer from 2000 until 2013. Mr. Lasater serves on the boards of Yale New Haven Hospital, SeeClickFix and the Yale Humanist Community. He was a founding officer and board member of the Yale Entrepreneurial Society and has been a board member of the Yale Entrepreneurial Institute since 2008. Both are organizations at Yale University that promote entrepreneurship among Yale students, faculty and alumni. Mr. Lasater holds a BA in computer science from Yale University. Having served as an executive of the Company over the past 14 years, Mr. Lasater has been involved with every aspect of our business, including our marketing strategies and operations, and therefore we believe should serve on our Board.

Robert Hartheimer has been a director of Higher One since his appointment in January 2012. Mr. Hartheimer is the founder and CEO of Hartheimer LLC, based in Washington, D.C., which provides senior-level consulting services to banks, investment firms and financial services companies on financial, regulatory, strategic and governance matters. From 2002 to 2008, Mr. Hartheimer was a Managing Director at Promontory Financial Group, a preeminent regulatory consulting firm. In 1991, Mr. Hartheimer joined the Federal Deposit Insurance Corporation, where he and a small team created the Division of Resolutions to analyze and sell failed banks. He went on to serve as the director of that division. Mr. Hartheimer's other past positions include senior roles at investment banks, including Merrill Lynch, Smith Barney and Friedman Billings Ramsey. Mr. Hartheimer currently serves as a director of Sterling Financial Corporation and Sterling Bank and was previously a director of E*Trade Bank, E*Trade Savings Bank and United Medical Bank. Mr. Hartheimer received a Bachelor's degree from Hamilton College and a Master's of Business Administration from The Wharton School of the University of Pennsylvania. We believe that Mr. Hartheimer should serve on our Board because he brings to it his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Patrick McFadden has been a director of Higher One since 2008. From 1987 to 2010, Mr. McFadden was the non-executive chairman and director of UIL Holdings Corporation and the United Illuminating Company, a regional utility company. Mr. McFadden has also been a director of Godspeed Opera in Haddam, Connecticut since 2007 and a director and the vice-chairman of the Yale-New Haven Health Services Corporation from 1984 through 2013. Mr. McFadden was also a director of Connecticut River Museum in Essex, Connecticut and previously served as a director of Citizen's Bank of Connecticut in New Haven and the South Central Connecticut Regional Water Authority. Mr. McFadden has also held executive positions at the Bank of New Haven, which was sold to Citizens Bank of Connecticut, the Connecticut National Bank and First National Bank. Mr. McFadden holds a BS in management from the University of Notre Dame and a graduate degree from the Stonier Graduate School of Banking. We believe that Mr. McFadden should serve on our Board due to the experience in executive management, corporate governance and risk management he has acquired through his service as an executive at numerous financial institutions and as the chairman of a public company.

Directors Continuing in Office until the 2015 Annual Meeting of Stockholders

Marc Sheinbaum has served as a president and chief executive officer of Higher One and a member of our Board since April 16, 2014. Mr. Sheinbaum is an experienced leader and general manager with over 25 years of consumer financial services experience.  From 2007 to 2013, Mr. Sheinbaum served as President and CEO of JPMorgan Chase's auto and student loans business, and previously held the position of President and CEO of GE Money Services.  Mr. Sheinbaum holds a BS from State University of New York at Albany and an MBA from New York University. We believe that Mr. Sheinbaum should serve on our Board because of his executive management experience and deep insight into the consumer finance industry.

Paul Biddelman has been a director of Higher One since 2002. Mr. Biddelman has been president of Hanseatic Corporation, a private investment company and the manager of our investor, Hanseatic Americas LDC, since 1997, where he has primary private investment responsibilities. He is also a director of Blue Ridge Real Estate Company and SystemOne Technologies, Inc. Mr. Biddelman has served on numerous boards of both public and private companies, including the boards of DocuSys, Inc. from 2001 to 2009 and Passlogix, Inc. from 2000 to 2009. Mr. Biddelman also served as chairman of the Lehigh University College of Arts & Sciences Dean's Advisory Board. Mr. Biddelman holds a BS from Lehigh University, a JD from Columbia Law School and an MBA from Harvard Business School. We believe that Mr. Biddelman's service on the boards of numerous public companies has provided him with valuable experience and insight into the issues faced by such companies which, together with the deep knowledge of our company derived from his long-standing relationship with us, leads us to believe he should serve on our Board.

Samara Braunstein has been a director of Higher One since 2013. Ms. Braunstein is a strategic marketing consultant, and the founder of HudsonView Group Associates, LLC. Prior to that, she was the Founder and Chief Executive Officer of Wellgate Products, LLC, an over-the-counter consumer healthcare products company with distribution nationwide and in Canada through many of the largest retail chains, from 2003 until 2008, when the business was acquired by a strategic buyer. Previously, she was a Director in Interactive Marketing at America Online, Inc. (then a subsidiary of AOL Time Warner Inc.), and held a variety of consumer marketing roles at Warner-Lambert Company and Revlon, Inc. She has also worked in private equity at Golder, Thoma & Cressey, and began her career in Mergers and Acquisitions at The First Boston Corporation. Ms. Braunstein is a member of the Dean's Advisory Committee and the Honors Alumni Council at the University of Michigan. Ms. Braunstein holds a BA in Economics from the University of Michigan. The Company believes that Ms. Braunstein's entrepreneurial experience, her experience in consumer marketing and media, and her finance background will contribute valuable perspective to the Board.

Charles Moran has been a director of Higher One since 2009. Mr. Moran is the founder of SkillSoft PLC where since 1998 he has held various positions, including member of the board of directors, president, chief executive officer and, since November 2006, chairman of the board. SkillSoft PLC is a leading software-as-a-service provider of on demand e-learning and performance solutions for global enterprises, government, educational institutions and small-to-medium size businesses. Mr. Moran holds a BS in General Management from Boston College and an MBA from Suffolk University. We believe Mr. Moran is qualified to serve on our Board because of the skills and experience he has gained in his role as chairman and chief executive officer of a leading, formerly publicly traded technology company.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Title
Christopher Wolf	52	Chief Financial Officer
Casey McGuane	39	Chief Operating Officer
Robert Reach	57	Chief Sales Officer

Christopher Wolf has served as our chief financial officer since March 2013. From 2007 to 2011, Mr. Wolf served as executive vice president and chief financial officer of publicly-traded Acxiom Corporation, where he had full responsibility for leadership of the corporate finance organization of this multinational marketing services and information management company. From 2011 to 2012, he served as executive vice president and chief financial officer of First Advantage Background Services, a privately held talent acquisition enterprise. Over the last two decades, he has held executive and senior advisory positions with Catalina Marketing Corporation and Boulder Brands Inc., among other companies. Mr. Wolf holds a BS in Accounting from Florida State University and a Master of Accounting degree from the University of North Carolina.

Casey McGuane has been our chief operating officer since July 2013. He joined Higher One in 2000 and served as our chief service officer from January 2009 until July 2013. Since July 2009, Mr. McGuane has served as a director of the Connecticut Association of Human Services, a not-for-profit organization in Hartford, Connecticut, and has served as vice president of its board since 2013. Mr. McGuane holds a BA in psychology from the University of Rhode Island.

Robert Reach has been our chief sales officer since 2009 and our vice president of sales from 2004 to 2009. From 1985 to 1990, Mr. Reach was the branch manager and national sales manager in the Financial Services Group for CompuServe and, from 1990 to 1995, he was the national sales manager in Lotus Development Corporations' One Source division. He also served as the vice president of sales for Metatec Corporation from 1995 to 1997. Additionally, from 2000 to 2001, Mr. Reach served as director of partner relations for HNC Software, an industry leader in credit card fraud prevention and analytic software. Mr. Reach holds a BA in English from Franklin and Marshall College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 14, 2014 (unless otherwise indicated) regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our current directors and each director nominee; and

•	all of our current executive officers, directors and each director nominee as a group.

"Beneficial ownership" for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. The information does not necessarily indicate beneficial ownership for any other purpose, including economic interest. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. For purposes of the calculations in the table below, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person which may be exercised within 60 days after March 14, 2014. For purposes of calculating each person's percentage ownership, shares of common stock issuable pursuant to stock options exercisable within 60 days after March 14, 2014 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
Applicable percentage ownership is based on 47,209,882 shares of common stock outstanding on March 14, 2014.

	Shares of Common Stock Beneficially Owned as of March 14, 2014
Name and Address of Beneficial Owner(1) 5% Stockholders	Number(2)		Percentage
Lightyear Capital	7,281,945	(3)	15.4%
Wellington Management Company, LLP	6,565,921	(4)	13.9%
Deccan Value Investors L.P.	3,622,430	(5)	7.7%
Wasatch Advisors, Inc.	3,449,699	(6)	7.3%
BlackRock, Inc.	2,843,759	(7)	6.0%
Named Executive Officers and Directors
Mark Volchek	2,449,903	(8)	5.1%
Miles Lasater	2,171,924	(9)	4.5%
Christopher Wolf	60,997	(10)	*
Casey McGuane	231,033	(11)	*
Robert Reach	172,613	(12)	*
Paul Biddelman	117,038	(13)	*
Samara Braunstein	17,557	(14)	*
David Cromwell	151,311	(15)	*
Stewart Gross	75,688	(16)	*
Robert Hartheimer	58,737	(17)	*
Dean Hatton	299,028	(18)	*
Patrick McFadden	126,401	(19)	*
Charles Moran	301,238	(20)	*
All current executive officers and directors as a group (13 persons)	6,233,468	(8)(9)(10) (11)(12)(13) (14)(15)(16) (17)(18)(19)(20)	12.6%

*	Less than one percent (1%)

(1)
The addresses for the listed beneficial owners are as follows: for Lightyear Capital, 9 West 57th Street, 31st Floor, New York, New York 10019; for Wellington Management Company, LLP, for Deccan Value Investors, L.P. One Fawcett Plance, Greenwich, CT 06830; for Wasatch Advisors, Inc., 150 Social Hall Avenue, Salt Lake City, UT 84111; for BlackRock, Inc. 40 East 52nd Street, New York, NY 10022; and for each director and executive officer, c/o Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

(2)	Includes options held by each shareholder, if any, that are currently exercisable or will become exercisable within 60 days of March 14, 2014.
(3)
Includes 7,251,945 shares of common stock and 30,000 options to purchase common stock exercisable within 60 days of March 14, 2014 of which the following entities and individual may be deemed in the aggregate, to possess the sole power to direct the voting and disposition: (i) Lightyear Fund II, L.P. ("Lightyear Fund II"), (ii) Lightyear Co-Invest Partnership II, L.P. ("Lightyear Co-Invest II"), (iii) Lightyear Fund II GP, L.P., the general partner of Lightyear Fund II, (iv) Lightyear Fund II GP Holdings, LLC, the general partner of Lightyear Fund II GP, L.P. and Lightyear Co-Invest II, (v) LY Holdings, LLC, the managing member of Lightyear Fund II GP Holdings, LLC, (vi) Lightyear Capital II, LLC, (vii) Lightyear Capital LLC, the sole member of Lightyear Capital II, LLC, and (viii) Mr. Mark F. Vassallo, the managing member of LY Holdings, LLC and Lightyear Capital LLC. Each of Mr. Mark F. Vassallo and the entities named above disclaims beneficial ownership of the shares and options described above except to the extent of their respective pecuniary interest in such securities.

(4)
Reference is hereby made to the Schedule 13G/A filed by Wellington Management Company, LLP filed on February 14, 2014 for information about the number of shares held by such reporting person and the nature of its beneficial ownership. Wellington Management Company, LLP's beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 14, 2014.

(5)
Reference is hereby made to the Schedule 13G filed by Deccan Value Investors L.P. on February 13, 2014 for information about the number of shares held by such reporting person and the nature of its beneficial ownership. Deccan Value Investors L.P.'s beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 14, 2014.

(6)
Reference is hereby made to the Schedule 13G/A filed by Wasatch Advisors, Inc. filed on February 13, 2014 for information about the number of shares held by such reporting person and the nature of its beneficial ownership. Wasatch Advisors, Inc.'s beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 14, 2014.

(7)
Reference is hereby made to the Schedule 13G filed by BlackRock, Inc. filed on January 29, 2014 for information about the number of shares held by such reporting person and the nature of its beneficial ownership. BlackRock, Inc.'s beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 14, 2014.

(8)	Includes 1,801,137 shares of common stock and 648,766 options to purchase common stock exercisable within 60 days after March 14, 2014.
(9)
Includes 1,051,484 shares of common stock held by Miles Lasater, 154,674 shares of common stock held by the Miles Hanson Lasater 2009 GRAT, 196,000 shares of common stock held by the Miles Lasater 2012 Spray Trust, 196,000 shares of common stock held by the Glyn Elizabeth Lasater 2012 Spray Trust and 573,766 options to purchase common stock exercisable within 60 days after March 14, 2014 held by Miles Lasater. Miles Lasater is married to Glyn Elizabeth Lasater, who is the trustee of the Miles Hanson Lasater 2009 GRAT. Mr. Lasater may be deemed to be the beneficial owner of shares owned by the Miles Hanson Lasater 2009 GRAT, the Miles Lasater 2012 Spray Trust and the Glyn Elizabeth Lasater 2012 Spray Trust. Mr. Lasater disclaims beneficial ownership of any securities owned by the Miles Hanson Lasater 2009 GRAT, the Miles Lasater 2012 Spray Trust and the Glyn Elizabeth Lasater 2012 Spray Trust, except to the extent of his pecuniary interest therein.

(10)	Includes 60,997 shares of common stock.
(11)	Includes 41,875 shares of common stock and 189,158 options to purchase common stock exercisable within 60 days after March 14, 2014.
(12)	Includes 13,276 shares of common stock and 159,337 options to purchase common stock exercisable within 60 days after March 14, 2014.
(13)
Includes 102,204 options to purchase common stock exercisable within 60 days after March 14, 2014 and 14,834 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause.

(14)
Includes 7,713 options to purchase common stock exercisable within 60 days after March 14, 2014 and 9,844 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause.

(15)
Includes 34,273 shares of common stock held by Hillhouse Advisors, Inc., 28,800 options to purchase common stock exercisable within 60 days after March 14, 2014 held by Sachem Ventures, LLC, 73,404 options to purchase common stock exercisable within 60 days after March 14, 2014 held by David Cromwell and 14,834 restricted stock units held by David Cromwell, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause. David Cromwell is the president of Hillhouse Advisors, Inc., which is the Managing Member of Sachem Ventures, LLC, and Mr. Cromwell controls the voting of shares held by Sachem Ventures, LLC and by Hillhouse Advisors, Inc. Mr. Cromwell may be deemed to be the beneficial owner of shares owned by Sachem Ventures, LLC. and Hillhouse Advisors, Inc.. Mr. Cromwell disclaims beneficial ownership of any securities owned by Sachem Ventures, LLC and Hillhouse Advisors, Inc.

(16)
Includes 14,950 common shares received directly by the reporting person and 2,500 common shares received by the reporting person through a limited liability company in February 2013, in each case, in previously reported distributions from Lightyear Co-Invest Partnership II, L.P. to its partners or from Lightyear Fund II GP Holdings, LLC to its members, 43,404 options to purchase common stock exercisable within 60 days after March 14, 2014 and 14,834 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause. Mr. Gross is a managing director and member of the investment committee of Lightyear Capital. Mr. Gross does not have voting or dispositive power over shares referenced in the table above for Lightyear Capital and, as a result, Mr. Gross's beneficial ownership in the table above does not reflect these shares.

(17)
Includes 43,903 options to purchase common stock exercisable within 60 days after March 14, 2014 and 14,834 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause.

(18)
Includes 265,790 shares of common stock held by the 2012 Irrevocable Trust of Dean Hatton, 18,404 options to purchase common stock exercisable within 60 days after March 14, 2014 and 14,834 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause.

(19)
Includes 111,567 options to purchase common stock exercisable within 60 days after March 14, 2014 and 14,834 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause.

(20)
Includes 142,998 shares of common stock, 143,406 options to purchase common stock exercisable within 60 days after March 14, 2014 and 14,834 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that during the year ended December 31, 2013 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis except for one Form 4 that was filed by Christopher Wolf, one Form 4 that was filed by Casey McGuane and one Form 3 that was filed by LY Holdings, LLC.

Committees of the Board of Directors

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an audit committee, a compensation committee and a nominating and corporate governance committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.

Audit Committee

The audit committee of our Board, which consists of Messrs. McFadden (chair), Biddelman and Hartheimer, assists our Board in overseeing the preparation of our financial statements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. Each of the members of the audit committee qualifies as an "audit committee financial expert" as such term is defined in the regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act. All of the members of the audit committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. A copy of the audit committee charter is available on the Company's website at http://ir.higherone.com/.

Compensation Committee

The compensation committee of our Board consists of Ms. Braunstein (chair as of April 1, 2014) and Messrs. Biddelman (chair through March 31, 2014), Cromwell and McFadden. All of the members of the compensation committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. The compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, equity-based or other compensation plans, policies and programs. The compensation committee reviewed the Compensation Discussion and Analysis and recommended its inclusion in the amendment to the Company's annual report on Form 10-K and the Company's proxy statement. A copy of the compensation committee charter is available on the Company's website at http://ir.higherone.com/.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee currently consists of Messrs. Biddelman (chair as of April 1, 2014), Gross (chair through March 31, 2014), Cromwell and Hartheimer. Mr. Moran served on the committee through March 31, 2014. All of the members of the nominating and corporate governance committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. Copies of the nominating and corporate governance committee charter and the Company's corporate governance guidelines are available on the Company's website at http://ir.higherone.com/.

The nominating and corporate governance committee assists our Board in implementing sound corporate governance principles and practices. Our nominating and corporate governance committee identifies individuals qualified to become Board members and recommends to our Board the director nominees for the next annual meeting of shareholders. It also reviews the qualifications and independence of the members of our Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board.
We have no formal policy regarding Board diversity. Our nominating and corporate governance committee and Board may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity. Our nominating and corporate governance committee's and Board's priority in selecting Board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members and the person's strength of character and judgment, professional and personal experiences and expertise relevant to our growth strategy.
The nominating and corporate governance committee reviews the qualifications of any candidate recommended by shareholders of the Company when seeking to fill positions on the Board. As a shareholder, you may recommend a person for consideration as a nominee for director by writing to the nominating and corporate governance committee of the Board, c/o Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. Recommendations must include the name and address of the shareholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending shareholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the nominating and corporate governance committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending shareholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board Leadership Structure

The Company is focused on its corporate governance practices and values independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors is independent. Mr. Lasater, co-founder and former president of the Company, currently serves as chairman of the Board. The Board believes that this leadership structure is appropriate given that the size of the Board permits regular communication among all of the independent directors, and between the independent directors and the Company's senior management. The Company also has a lead independent director, currently Mr. Biddelman and formerly Mr. Gross, who acts as the principal interface between the Company's independent directors and senior management and presides over meetings of non-management and independent directors, or meetings held in executive session. Our Board believes that the current Board leadership structure is best for the Company and its stockholders at this time.

Role of the Board of Directors in Risk Oversight

The primary function of our Board is oversight, which includes defining and enforcing standards of accountability that enable senior management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, the following are the primary responsibilities of the Board: reviewing the Company's strategic plans and objectives, including, among other considerations, the principal risk exposures of the Company; evaluating the performance of the Company and its senior management, which includes (i) overseeing the conduct of the Company's business to evaluate whether it is being effectively managed, and (ii) selecting, regularly evaluating and planning for the succession of the president and chief executive officer and other members of senior management as the Board deems appropriate, including fixing the compensation of such individuals; providing advice and counsel to the president and chief executive officer and other senior management of the Company; overseeing compliance by the Company with applicable laws and regulations; monitoring the Company's accounting and financial reporting practices and reviewing the Company's financial and other controls; and overseeing management with a goal of ensuring that the assets of the Company are safeguarded through the maintenance of appropriate accounting, financial and other controls.

The audit committee, which is comprised solely of independent directors, assists the Board in fulfilling its oversight responsibilities relating to (i) the integrity of the Company's financial reporting internal control system (including the implementation and effectiveness of internal control over financial reporting); (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company's financial statements, the engagement of the independent auditors and the evaluation of the independent auditors' qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements; (v) the implementation and effectiveness of the Company's disclosure controls and procedures; (vi) the evaluation of enterprise risk issues; and (vii) the fulfillment of the other responsibilities set out in the audit committee's charter.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements included within the annual report on Form 10-K with management. The audit committee has discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61 as amended. The audit committee has received the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the foregoing review and discussion, the audit committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2013.

Patrick McFadden
Paul Biddelman
Robert Hartheimer

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met 17 times during the last fiscal year, and the non-management and independent directors met in executive session 5 times. During the last fiscal year, the audit committee of the Board met 12 times; the compensation committee of the Board met 8 times; and the nominating and corporate governance committee of the Board met 4 times. During 2013, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served.

We encourage all of our directors and nominees for director to attend our Annual Meeting. All of our directors attended last year's Annual Meeting held on May 23, 2013.

Code of Ethics

We have adopted a written code of ethics, which we refer to as our Code of Business Conduct, that applies to directors, executive officers and all employees of the Company, including our principal executive officer and principal financial officer. The Code of Business Conduct is posted on our website at http://ir.higherone.com. Any updates or amendments to the Code of Business Conduct, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder and Interested Party Communications with the Board of Directors

Should stockholders or other interested parties wish to communicate with the Board or any specified individual directors, such correspondence should be sent to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. The Company's General Counsel and Secretary will forward the communication to the Board members.

PROPOSAL TWO
APPROVAL OF AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Background of the Proposal
Article VI of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") currently provides for a "classified" board structure, which means that our Board is divided into three classes of directors based on the expiration of their terms.  Under this classified board structure, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected, and the terms are "staggered" so that the terms of approximately one-third of the directors expire each year.  The Board has approved, and recommends to the stockholders for approval, an amendment to the Certificate of Incorporation to repeal the Company's classified board structure and to require that all directors be elected annually.  As discussed below, the transition to the annual election of directors will be phased in over time.  Beginning with the Company's 2017 annual meeting of stockholders, all directors will be elected annually.
The Proposal is a result of the Board's ongoing review of the Company's corporate governance practices and the views expressed by the Company's stockholders.  In its review, the Board considered the advantages of maintaining the classified board structure, including that a classified board structure promotes board continuity and stability and encourages a long-term perspective by management and the board.  While the Board continues to believe that these are important considerations, the Board also considered the advantages of declassification, including the ability of the Company's stockholders to evaluate directors annually.  The Board took into account that many U.S. public companies have eliminated their classified board structures in recent years based on the perception of a growing number of institutional investors that annual election of directors is the primary means for shareholders to influence corporate governance policies and to increase board accountability.  After carefully weighing all of these considerations, the Board approved the proposed amendment to Article VI of the Amended and Restated Certificate of Incorporation to repeal the Company's classified board structure and provide for annual election of directors to be phased in over time, subject to stockholder approval.
Proposed Amendment to Article VI of the Amended and Restated Certificate of Incorporation
Under the proposed amendment, the annual election of directors would be phased in gradually to assure a smooth transition.  If the amendment to the Amended and Restated Certificate of Incorporation is approved by stockholders, it would become effective upon the filing of such amendment with the Secretary of State of the State of Delaware, which filing would be made promptly after this annual meeting.  Accordingly, directors elected at the 2015 annual meeting and thereafter would be elected to one-year terms.  Consistent with the Amended and Restated Certificate of Incorporation as in effect for the 2014 Annual Meeting, directors to be elected at the 2014 Annual Meeting will be elected to serve three-year terms, expiring at the 2017 annual meeting. Directors elected at the 2013 annual meeting will continue to serve their current terms until the 2016 annual meeting, and directors elected at the 2012 annual meeting will continue to serve their current terms until the 2015 annual meeting. Article VI of our Amended and Restated Certificate of Incorporation would also be amended to delete other references to classification of the Board and to provide that a director elected to fill a newly created directorship or vacancy would serve until the next annual meeting of shareholders.
Similar to our Articles of Incorporation, our Amended and Restated Bylaws (the "Bylaws") contain provisions concerning the classification of the Board. If this Proposal Two is approved, our Board will amend Article III of the Bylaws to implement the proposed declassification of the Board and appropriate conforming changes.  If this Proposal Two is not approved, the Board will not amend the Bylaws with respect to declassification.

        If this Proposal is not approved, neither the proposed amendment to the Amended and Restated Certificate of Incorporation nor the related amendments to the Bylaws will take effect.  The Board of Directors would retain its current classified structure, and each director elected at this annual meeting will be elected for a three-year term expiring in 2017 and thereafter would continue to serve three-year terms.  A copy of the Amended and Restated Certificate of Incorporation marked to show the proposed amendment is attached as Appendix A hereto.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL THREE

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The audit committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and is seeking ratification of such selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for fiscal years 2013 and 2012 and the aggregate fees paid or accrued for audit-related services and all other services rendered by PricewaterhouseCoopers LLP for fiscal years 2013 and 2012 (in thousands of dollars).

	Fiscal Year 2013	Fiscal Year 2012
Audit fees	$927	$769
Audit-related fees	476	398
Tax fees	112	92
All other fees	2	2
Total	$1,517	$1,261

The category of "Audit fees" includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the SEC.
The category of "Audit-related fees" includes compliance audits, internal control evaluations and services associated with acquired businesses.
The category of "Tax fees" includes fees for tax compliance, tax advice and tax planning services.
The category of "All other fees" includes the licensing of accounting and finance research technology owned by PricewaterhouseCoopers LLP.
All above audit services, audit-related services and tax services were pre-approved by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The audit committee's outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by our "named executive officers," who consist of each person who served as our principal executive officer and principal financial officer during fiscal year 2013, and the three other most highly compensated executive officers at the end of fiscal year 2013. For fiscal year 2013, our named executive officers were:

•	Mark Volchek, Chief Executive Officer

•	Christopher Wolf, Chief Financial Officer

•	Miles Lasater, President and Chief Operations Officer through May 7, 2013; President from May 8, 2013 through January 9, 2014

•	Casey McGuane, Chief Service Officer through May 7, 2013; Chief Operating Officer thereafter

•	Robert Reach, Chief Sales Officer

Effective April 16, 2014, Mr. Volchek no longer serves as the Company's President and Chief Executive Officer due to the appointment of Marc Sheinbaum to that role.  Please see "Subsequent Events" below.
When designing our executive compensation program each year, we strive to implement good corporate governance practices and align executive interests with those of our shareholders. Our compensation program in fiscal year 2013 reflects our belief that executive compensation should be incentive-driven, and thus contains a mix of short-term and long-term incentives to appropriately motivate our executives. Consistent with our "pay-for-performance" philosophy, we also believe that a portion of executive pay should be performance-based. Our executive compensation practices reflect this philosophy in the following ways:

•
Our short-term annual cash bonus plan is based on individual and Company performance. If actual performance does not meet the threshold specified for each performance measure, no amount will be earned in respect of such measure.

•	Our long-term equity plan allows us to grant a variety of incentive awards, including options, stock appreciation rights, restricted stock, restricted stock units and other stock awards.

•
Except for a severance protection agreement with Mr. Wolf and an employment agreement with Mr. Sheinbaum (please see "Subsequent Events" below), we do not maintain severance or change in control agreements with our executive officers, and the change in control provisions under our Amended and Restated 2010 Equity Incentive Plan which provide for accelerated vesting of equity awards are currently double-trigger (other than the performance-based options discussed below, which provide for single-trigger accelerated vesting upon a change in control).

•	Our named executive officers are not entitled to any executive perquisites, tax gross-up payments or supplemental pensions.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide a base salary that is competitive among comparable companies but to focus primarily on rewarding positive performance that encourages our named executive officers to grow the Company. As a result, our executive compensation program emphasizes incentive compensation over guaranteed base salaries. We have offered a mix of short-term and long-term incentives consisting of cash bonuses, stock options and restricted stock in order to motivate achievement of the Company's annual business plan and creation of long-term stockholder value. Our named executive officers earn an annual cash bonus based on Company performance. They also receive equity awards along with other key employees. Our named executive officers have received no benefits or perquisites in addition to those offered to all employees of the Company. We believe that our compensation program should remain focused on the essentials necessary to retain and reward our experienced named executive officers and to attract others to the Company as needed.

We are holding a non-binding advisory vote on our executive compensation program (commonly referred to as the "say on pay" vote) at the Annual Meeting. We last held a say on pay vote at our annual meeting held on May 18, 2011. Our 2011 say on pay proposal received substantial majority support from stockholders. We interpreted this stockholder support as an acknowledgment that our executive compensation program and practices are reasonable and well-aligned with stockholder expectations and, taking such support into consideration, have maintained our compensation structure in 2012 and 2013. At our 2011 annual meeting, our stockholders also voted in favor of the proposal to hold say on pay votes every three years and the Board adopted the proposal. In the future, we will continue to consider the outcome of our triennial say on pay votes when making compensation decisions regarding our named executive officers.

Role of the Compensation Committee

The compensation committee has the responsibility of evaluating, reviewing and approving the compensation plans, policies and programs of the Company, and ensuring that such plans, policies and programs provide appropriate incentives to recruit, motivate and retain employees.
The compensation committee meets from December through March in order to review the compensation from the prior year and set its compensation policy for the coming year. During these meetings, the compensation committee reviews and approves the compensation of named executive officers, including base salary, annual incentive bonus and equity compensation.
During this period, the committee confers with our president and chief executive officer to establish annual goals for him and the other named executive officers. The president and chief executive officer discusses the specific accomplishments of the executive team during the prior year, as well as the team's business development plans for the upcoming year, which the committee uses to help it set the annual targets for the named executive officers' bonus opportunities. The president and chief executive officer also provides relevant information to the committee regarding specific challenges or opportunities facing the executive team in the upcoming year, such as changes in the Company's business development plan, anticipated hiring of new employees and retention of current employees, and exploration of new avenues of business growth. The committee also obtains self-evaluations from the other named executive officers. The committee meets in executive session without the presence of the named executive officers in order to evaluate the officers' performance with respect to the goals set by the committee, market compensation data, and our performance and shareholder return during the year.
Since the Company's initial public offering in 2010, the compensation committee has engaged Steven Hall & Partners to assist the committee in examining our compensation levels and structures in the context of other similar public companies and in designing a program that properly compensates and motivates the executive team in light of the Company's circumstances. The compensation committee has continued to work with Steven Hall & Partners in benchmarking executive and director compensation and setting compensation levels.
Steven Hall & Partners does not have any relationship or arrangement with the Company other than its engagement as a consultant to the compensation committee.

Compensation Benchmarking and Peer Group

      For 2013 compensation, the compensation committee engaged Steven Hall & Partners to perform a new study regarding executive compensation programs at comparative companies. The comparative information provided by Steven Hall & Partners was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys. The study benchmarked compensation against an updated peer group. The process utilized by Steven Hall & Partners in updating the peer group was consistent with the process established in 2012 and included the following: identification of companies in the business services, financial transaction and/or technology industries; review of potential peers within the Company's SIC code; review of companies in the identified industries and SIC codes that recently went public; and "peers of peers" analysis. These potential peers were then narrowed down based upon business description and through a review of 1-, 3- and 5- year revenue growth, adjusted EBITDA, net income and market cap. We ranked between the median and the 75th percentile of the group with respect to 1- to 5-year revenue, net income and EBITDA growth, and between the seventh and median percentile of the group with respect to market capitalization, revenue, net income and EBITDA for fiscal year 2012. Based on this update, two companies (Exlservice Holdings, Inc. and NIC, Inc.) were added to the peer group. The 2013 peer group consisted of the following fourteen companies:

• Blackbaud, Inc. • Bottomline Technologies, Inc. • Cardtronics, Inc. • Ebix, Inc.	• Exlservice Holdings, Inc. • Financial Engines, Inc. • FleetCor Technologies, Inc. • Green Dot Corporation • Heartland Payment Systems, Inc.	• Moneygram International, Inc. • Netspend Holdings, Inc. (acquired in July 2013) • NIC, Inc. • TNS, Inc. (acquired in February 2013) • WEX, Inc.

The compensation committee discussed the report with Steven Hall & Partners and used the data contained therein as an aid in setting 2013 executive compensation. The peer group going forward is subject to alteration.

Elements of Compensation

Our executive compensation program for 2013, as set by the compensation committee, consisted of the following components:

•	Base salary;

•	Annual cash incentive awards linked to Company performance;

•	Long-term equity-based compensation in the form of stock options; and

•	Company-wide employee welfare and retirement benefits.

Base Salary

We pay an annual base salary to our named executive officers in order to provide them with a fixed rate of cash compensation during the year. The compensation committee conducts an annual review of each named executive officer regarding his performance and salary, and considers whether the amount of that salary is appropriate. Since our initial public offering in 2010, the committee has determined the named executive officers' base salaries primarily by reviewing the comparable data presented in Steven Hall & Partners' report and discussing such data with Steven Hall & Partners. The committee has also considered each executive's responsibilities, prior performance and other discretionary factors, such as the executive's business planning and development, identification of areas for Company growth, management style and effectiveness, ability to motivate and set appropriate goals for the Company's workforce, ability to cultivate and retain a productive workforce, and ability to work effectively with outside professionals and consultants.

For fiscal year 2013, the compensation committee reviewed the data prepared by Steven Hall & Partners and observed that each of our named executive officers remained undercompensated in comparison to the named executive officers of peer group companies, although less so when the focus was narrowed to smaller companies in the group that were closer in size to the Company. The compensation committee therefore determined that the following upward adjustments should be made: Messrs. Volchek's and Lasater's salaries increased from $350,000 to $400,000 and Messrs. McGuane's and Reach's salaries increased from $275,000 to $300,000. When Mr. Wolf was appointed as chief financial officer in February 2013, the compensation committee determined that he would receive a base salary of $375,000.

Annual Bonus

We pay our named executive officers an annual bonus as an incentive to achieve the short-term goals of the Company as reflected in its annual business plan. All of our named executive officers are eligible to receive an annual cash bonus based on the achievement of certain pre-determined targets set by the compensation committee, which, in addition to its own analysis, utilizes Steven Hall & Partners' peer group data.

At its meeting in March 2013, the compensation committee established the following individual targets and maximum bonus opportunities as a percent of base salaries:

	Target	Maximum Opportunity
Mark Volchek	100%	200%
Christopher Wolf	46.7%	93.3%
Miles Lasater	100%	200%
Casey McGuane	50%	100%
Robert Reach(1)	15%	25%

(1)	Mr. Reach also received commissions for sales of the Company's products and services during 2013.

The measures, targets and weightings were set under the Short Term Incentive Plan as follows:

Performance Criteria	Weighting	Threshold	Target	Maximum
Total Revenue	37.5%	$200 million	$220 million	$236 million
Adjusted EPS(1)	37.5%	$0.62	$0.70	$0.76
Management Objectives(2)	25%	(2)	(2)	(2)

(1)
Adjusted EPS is computed by dividing the Company's adjusted net income by the Company's weighted average shares outstanding for the period. We prepare adjusted net income to eliminate the effect of items that we do not consider indicative of our core operating performance. For example, during the year ended December 31, 2013, the Company defined adjusted net income as net income, adjusted to eliminate (a) stock-based compensation expense related to incentive stock option grants and (b) after giving effect to tax adjustments, (i) stock-based compensation expense related to non-qualified stock option grants, (ii) merger and acquisition charges related to our acquisition of the Campus Labs and Campus Solutions businesses, (iii) litigation settlement costs in 2013 related to a series of class action lawsuits, (iv) non-recurring costs associated with our transition to a new bank partner relationship in 2013 and (v) amortization expenses related to acquired intangible assets and financing costs. Adjusted EPS should not be considered as an alternative to diluted earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. The Company's adjusted EPS may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such a measure in the same manner as we do.

(2)
The 2013 management objectives included (i) selling more of our products and services to higher education institutions; (ii) achieving greater overhead efficiency; (iii) increasing consumer activity; (iv) strengthening compliance; (v) achieving a high renewal rate; and (vi) deepening employee satisfaction. The threshold was to achieve two of the six management objectives , the target was to achieve four of the six management objectives and the maximum was to achieve all six management objectives.

For each performance measure, if actual performance did not meet the threshold for such performance measure, no amount was earned in respect of such measure. To the extent actual performance exceeded the threshold, the portion of the target bonus attributable to such performance measure (based upon the weighting given to such measure) was determined by interpolation between threshold and target levels and target and maximum levels, respectively. The final individual bonuses were subject to adjustment at the discretion of the compensation committee.
In February 2014, the compensation committee reviewed the Company's performance for the fiscal year ended 2013 against the performance measures, targets and weighting that were set under the Short Term Incentive Plan. The committee determined that the thresholds were not met under the Adjusted EPS and Management Objectives measures but that Total Revenue was in between the threshold and target levels (the Company's Adjusted EPS in 2013 was $0.60 and the Company's Total Revenue in 2013 was $211.1 million). The compensation committee accordingly awarded cash bonuses to each named executive officer as follows:

Cash
Mark Volchek	$90,225
Christopher Wolf	$39,502
Miles Lasater	$90,225
Casey McGuane	$33,834
Robert Reach	$10,150

The cash bonuses were paid under the Company's Short Term Incentive Plan in February 2014.

Equity-Based Compensation

Our compensation committee believes that equity-based compensation is an important component of our executive compensation program, based on its own analysis and the study provided by Steven Hall & Partners, and that providing equity-based awards to our named executive officers aligns the incentives of our executives with the long-term interests of our shareholders and with our long-term corporate success and provides our executives with a powerful retention incentive.

Generally, each named executive officer has received a stock option grant when he joined the Company, and has then received periodic awards thereafter in the discretion of the compensation committee and Board. Until 2010, awards were made under the 2000 Stock Option Plan with varying vesting schedules ranging from one to five years, as set out in the respective stock option agreements. Stock option grants have typically been split between incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options.
The 2000 Stock Option Plan terminated by its terms in April 2010. The Company adopted the 2010 Equity Incentive Plan on March 26, 2010, which was amended and restated at our 2013 annual meeting. Since the Company's initial public offering, it has been the practice of the compensation committee to make annual equity grants at its first meeting following the release of the Company's year-end financial results. In February 2013, the compensation committee determined that in light of the fact that no significant equity grants have been made since 2008 and that the committee felt it an appropriate time to provide for the possibility of a meaningful equity participation on an earned basis, it would make a one-time special grant of options to be earned based on growth in the Company's earnings to the named executive officers of an aggregate of 1,650,000 performance-based options, which number was approximately equal to 3% of the total shares of common stock that were outstanding at the time of the grant. Based on the committee's consultation with Steven Hall & Partners, the committee determined that an option grant of this design and size earned over three years was reasonable and an appropriate method for aligning the interests of shareholders and management. Such performance-based options were granted on February 15, 2013 (other than Mr. Wolf, whose award was granted on March 8, 2013) and have an exercise price of $10.52. The performance-based options will vest in three equal annual installments and may be earned in each year starting at the end of 2014 based on the increase of Adjusted EBITDA (as defined below) over the prior year, subject to the executive's continued employment. Each year's installment will be earned or forfeited based on the growth in Adjusted EBITDA from the preceding year starting at the end of 2014, as described in Schedule 1 below. Upon a change in control of the Company, any portion of the performance-based option that remains eligible to be earned pursuant to Schedule 1 below following the date of the change in control will become exercisable immediately prior to the consummation of the change in control, and any portion of the performance-based option that was not earned pursuant to Schedule 1 prior to the consummation of the change in control will expire. Any unvested performance-based options expire upon the date of the holder's termination of employment for any reason, and vested performance-based options expire upon the earlier of (i) three months after the holder's termination of employment other than for Cause (as defined below), death or disability, (ii) one year after the holder's termination of employment by reason of death or disability, (iii) the commencement of business on the date the holder's employment is, or is deemed to have been, terminated for Cause, or (iv) the tenth anniversary of the grant date.

Schedule 1

Increase of the Adjusted EBITDA for each applicable fiscal year over the Adjusted EBITDA for the immediately preceding fiscal year	Number of shares subject to the option earned in respect of such applicable fiscal year

Less than 10%	0

10%	1/30th of the shares subject to the option (rounded to the nearest whole number)

20% and above	1/3 of the shares subject to the option (rounded to the nearest whole number)

Greater than 10% but less than 20%
The number of shares subject to the option (rounded to the nearest whole number) earned will be determined by linear interpolation between a 10% and 20% increase in the Adjusted EBITDA, rounded to the nearest hundredth

The performance-based options also have a provision for a true up at the end of the third vesting period, which provides that the Committee will measure the Cumulative Adjusted EBITDA Increase (as defined below) over the three fiscal year period (2014-2016) and apply that rate to the vesting schedule for all performance-based options, as set forth in Schedule 2 below. If the resulting number of earned performance-based options is higher than the sum of the annually earned performance-based options, the higher number will be considered earned and vested.

Schedule 2

Cumulative Adjusted EBITDA Increase	Number of shares subject to the option earned

Less than 10%	0

10%	1/10th of the shares subject to the option (rounded to the nearest whole number), reduced by the aggregate number of shares subject to the option earned pursuant to Schedule 1 above

20% and above	100% of the shares subject to the option, reduced by the aggregate number of shares subject to the option earned pursuant to Schedule 1 above

Greater than 10% but less than 20%
The number of shares subject to the option (rounded to the nearest whole number) earned will be determined by linear interpolation between a 10% and 20% of the Cumulative Adjusted EBITDA Increase (rounded to the nearest hundredth), reduced by the aggregate number of shares subject to the option earned pursuant to Schedule 1 above

"Adjusted EBITDA" shall be based on the audited financial statements of the Company for the applicable fiscal year and determined in the same manner as set forth in the Company's earnings release reconciliation contained in the Form 8-K filed on February 12, 2013, excluding the effect of: (i) restructurings, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's Annual Report on Form 10-K for the applicable fiscal year, (ii) the cumulative effects of tax or accounting changes, each in accordance with generally accepted accounting principles, (iii) foreign exchange gains or losses, (iv) stock-based compensation, (v) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, or non-cash interest expense or (vi) litigation or claim judgments or settlements.

"Cause" means (i) a material breach by the holder of any of his or her obligations under any written agreement with the Company or any of its affiliates, (ii) a material violation by the holder of any of the Company's policies, procedures, rules and regulations applicable to employees generally or to employees at the holder's grade level, in each case, as they may be amended from time to time in the Company's sole discretion; (iii) the failure by the holder to reasonably and substantially perform his or her duties to the Company or its affiliates (other than as a result of physical or mental illness or injury); (iv) the holder's willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its affiliates; (v) the holder's fraud or misappropriation of funds; or (vi) the commission by the holder of a felony or other serious crime involving moral turpitude; provided that if the holder is a party to an employment agreement with the Company or its affiliate at the time of his or her termination of employment and such employment agreement contains a different definition of "cause" (or any derivation thereof), the definition in such employment agreement will control. If a holder is terminated without Cause and, within the twelve (12) month period subsequent to such termination of employment, the Company determines in good faith that the holder's employment could have been terminated for Cause, subject to anything to the contrary that may be contained in the holder's employment agreement at the time of his or her termination of employment, the holder's employment will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.

"Cumulative Adjusted EBITDA Increase" shall be calculated by adding (i) the increase (or decrease) of the Adjusted EBITDA for 2014 over the Adjusted EBITDA for 2013, the increase (or decrease) of Adjusted EBITDA for 2015 over the Adjusted EBITDA for 2014, and the increase (or decrease) of Adjusted EBITDA for 2016 over the Adjusted EBITDA for 2015, (ii) dividing the resulting sum by 3, and (iii) rounding to the nearest hundredth.
The performance-based option pool is divided among the named executive officers as follows: Messrs. Volchek and Lasater: 525,000 each; Mr. McGuane: 300,000; and Messrs. Reach and Wolf: 150,000 each.
Separately, as described in the Company's 2013 proxy statement, in February 2013, the compensation committee awarded discretionary bonuses, 60% of which were in the form of restricted shares of common stock, to our named executive officers. The restricted shares of common stock were granted on the first Friday following the Company's release of its 2012 earnings (with the number of shares being valued based on the average of the previous day's high and low trading prices, in accordance with the Amended and Restated 2010 Equity Incentive Plan) and became fully vested on January 1, 2014. Messrs. Volchek and Lasater each received 8,317 shares of restricted stock having a value of $87,500; Mr. McGuane received 3,268 shares of restricted stock having a value of $34,375; and Mr. Reach received 980 shares of restricted stock having a value of $10,312.

In connection with his appointment as chief financial officer, on March 8, 2014, Mr. Wolf was granted 50,000 restricted shares of common stock, which shares vest in equal installments over four years subject to his continued employment through the applicable vesting date.

Employment and Severance Protection Arrangements

We have not historically had any employment agreements with our named executive officers; however, in January 2014, the Company entered into an employment agreement with Miles Lasater and a severance protection agreement with Christopher Wolf, and in April 2014 the Company entered into an employment agreement with Marc Sheinbaum (Please see "Subsequent Events" below).

Pursuant to the employment agreement with Mr. Lasater, Mr. Lasater is employed by the Company on a part-time basis and serves as chairman of our Board. Mr. Lasater is required to provide services to the Company and its subsidiaries for at least four working days per month. Mr. Lasater's base salary under the Employment Agreement is $11,544.05 per month and he is eligible to receive an annual performance bonus, the terms and conditions of which will be determined by the compensation committee. The employment agreement also provides that Mr. Lasater's outstanding equity awards will continue to vest during his part-time employment with the Company in accordance with the terms of the underlying equity award agreements and the Company's equity incentive plans. The employment agreement may be terminated by either the Company or Mr. Lasater upon 30 days' notice.
Pursuant to the severance protection agreement with Mr. Wolf, in the event that Mr. Wolf's employment is terminated by the Company without Cause or by Mr. Wolf for Good Reason (as such terms are defined in the severance protection agreement), in each case within the 24 month period following either (i) the occurrence of a Change of Control (as defined in the severance protection agreement), or (ii) the appointment of a chief executive officer other than Mr. Volchek, in each case occurring after January 14, 2014, Mr. Wolf will be entitled to receive a severance payment in an amount equal to one year of his then-current base salary plus a prorated amount of his annual bonus. The severance payment is subject to Mr. Wolf's execution of a general release and waiver of claims against the Company and his continuing compliance with the restrictive covenants set forth in the severance protection agreement.
Additionally, in connection with Mr. Wolf's appointment as chief financial officer in February 2013, the Company entered into an employment offer letter with him. Under the terms of the letter, Mr. Wolf received an annual base salary of $375,000 and a target bonus of $175,000, which was to be earned based on the achievement of annual performance targets to be established by the compensation committee and described above. Additionally, on March 8, 2013, he was granted (i) 150,000 performance-based stock options, which options will vest in three equal annual installments and will be earned in each year starting at the end of 2014 based on the Company's growth in Adjusted EBITDA over the prior year, as described above, and (ii) 50,000 shares of restricted stock, which shares vest in equal annual installments over four years. Each award is subject to Mr. Wolf's continued employment through the applicable vesting date. Mr. Wolf also received a $10,000 relocation bonus.

Employee Welfare and Retirement Benefits

We provide the following benefits, among others, to our named executive officers on the same basis as all other eligible employees of the Company:

•	Health insurance;

•	Paid time off and paid holidays;

•	Life insurance;

•	Short-term and long-term disability insurance; and

•	401(k) plan with Company matching contributions of 4%.

We believe these benefits are generally consistent with those offered by our peer group companies.

Perquisites

Our named executive officers have received no benefits or perquisites in addition to those offered to all employees of the Company.

Severance and Change in Control Agreements

Other than as described under "Employment and Severance Protection Agreements" above, we do not have any severance or change in control agreements with our named executive officers.

Risk Assessment

In 2013, our compensation committee determined that none of our compensation policies and programs creates a risk that is reasonably likely to have a material adverse effect on the Company.

Policy on Code Section 162(m)

As a private company, prior to the consummation of our initial public offering we were not subject to the limits on deductibility of compensation set forth in Section 162(m) of the Code. Section 162(m) denies publicly-held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer) employed on the last day of a given year, unless their compensation is based on qualified performance criteria. Subject to certain transition rules that apply to companies that first become publicly held in connection with an initial public offering, to qualify for deductibility, these criteria must be established by a committee of independent directors and approved, as to their material terms, by that company's stockholders. With the exception of the discretionary bonuses paid in 2012, since our initial public offering, we have generally structured our bonus and equity-based incentive programs so that they would meet the requirements for performance-based compensation under Section 162(m), although they were not subject to such requirements by law. Our Amended and Restated 2010 Equity Incentive Plan permits (but does not require) the committee to grant equity awards that may qualify as performance-based compensation for purposes of Section 162(m) of the Code following the end of the Company's post-IPO transition period. However, our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Subsequent Events

On April 11, 2014, the Board of Directors appointed Marc Sheinbaum as the Company's President and Chief Executive Officer and as a member of the Company's Board, effective April 16, 2014.  On April 16, 2014, the Company also entered into an employment agreement with Marc Sheinbaum to become Chief Executive Officer and a member of the Board.  The employment agreement may be terminated (i) upon Mr. Sheinbaum's death or disability, (ii) by the Company for Cause (as defined in the agreement), (iii) by the Company without Cause, (iv) by Mr. Sheinbaum for Good Reason (as defined in the agreement) or (v) by Mr. Sheinbaum upon 30 days' notice. The Company or Mr. Sheinbaum may choose not to renew the agreement by providing a notice of non-renewal at least 3 months before the end of an Employment Period.  The employment agreement has a three-year term with automatic one-year extensions.

Pursuant to the employment agreement, Mr. Sheinbaum will receive a base salary of $550,000 per annum, subject to annual review and possible increase as determined by the Compensation Committee of the Board of Directors.  During each year of the employment agreement, Mr. Sheinbaum will be eligible to receive an annual bonus with targeted payout ranging between 100% and 200% of his then-current base salary.  For fiscal year 2014, Mr. Sheinbaum will receive a guaranteed bonus of no less than $550,000.  Mr. Sheinbaum is eligible to participate in the Company's equity and equity-based incentive plans and programs, and he and his eligible dependents are entitled to participate in all employee benefit plans, programs and policies of the Company.  Mr. Sheinbaum also received a one-time sign-on award of 250,000 options and 125,000 shares of restricted stock.  In addition, in consideration of Mr. Sheinbaum's forfeiture of equity awards of a prior employer held by him as a result of his employment with the Company, he received a make-whole award of 128,204 shares of restricted stock and $416,675 in cash. Each of the foregoing awards vests pro rata on each of the first, second and third anniversary of the grant date and are subject to the terms and conditions of the Company's Amended and Restated 2010 Equity Incentive Plan and their respective grant agreements.  If Mr. Sheinbaum's employment is terminated by the Company without Cause or he terminates his employment for Good Reason (other than within the 24-month period following a Change in Control of the Company), he will be entitled to (i) a lump sum cash payment equal to one and one half times (1.5x) the sum of his base salary and target annual bonus and (ii) up to 18 months of medical and life insurance benefits which shall cease upon his eligibility to receive health insurance benefits from a subsequent employer.  In addition, all outstanding equity awards will continue to vest on the anniversary dates of the grant in accordance with the terms of their respective grant agreements and options held by him will remain exercisable for one year post-termination or one year after their vesting date, as applicable.  If Mr. Sheinbaum's employment is terminated by the Company without Cause or by him for Good Reason, each within the 24-month period following a Change in Control of the Company (a "CIC Termination"), the severance payment will be two times (2x) the sum of his base salary and target annual bonus and 24 months of continued insurance coverage.  In the case of a CIC Termination, or upon Mr. Sheinbaum's termination due to death, disability or retirement, all outstanding equity awards will immediately vest and any options held by him will remain exercisable for one year or, in the case of a CIC Termination or Mr. Sheinbaum's retirement, until the expiration date of the option. In the case of a termination by the Company for Cause or by Mr. Sheinbaum voluntarily (other than for Good Reason or retirement), all unvested equity awards are forfeited and vested awards remain exercisable for 30 days (if for Cause) or 90 days (if voluntarily).  All such severance payments and benefits are conditioned on Mr. Sheinbaum's execution of a release of claims in favor of the Company and compliance with the restrictive covenants as provided in the employment agreement.

Summary Compensation Table

The following table sets forth the compensation paid to or earned during the fiscal years ended December 31, 2013, 2012 and 2011 by (i) our principal executive officer during fiscal year 2013, (ii) each person who served as our principal financial officer during fiscal year 2013, and (iii) our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark Volchek	2013	$400,000	$—	$87,500	$2,754,675	$90,225	$10,000	$3,342,400
Chief Executive Officer and principal Financial Officer through March 4, 2013; Chief Executive Officer thereafter	2012	350,000	58,333	—	275,995	29,167	10,000	723,495
	2011	290,000	—	—	476,305	279,077	9,800	1,055,182

Christopher Wolf	2013	294,231	—	463,000	787,050	39,502	10,000	1,593,783
Chief Financial Officer as of March 5, 2013
Miles Lasater	2013	400,000	—	87,500	2,754,675	90,225	10,000	3,342,400
President and Chief Operations Officer through May 7, 2013; President from May 8, 2013 through January 9, 2014	2012	350,000	58,333	—	275,995	29,167	10,000	723,495
	2011	290,000	—	—	476,305	279,077	9,800	1,055,182

Casey McGuane	2013	300,000	—	34,379	1,574,100	33,834	10,000	1,952,313
Chief Service Officer through May 7, 2013; Chief Operating Officer thereafter	2012	275,000	22,917	—	134,366	11,458	10,000	453,741
	2011	210,000	—	—	238,152	133,957	9,800	591,909

Robert Reach	2013	507,321	—	10,310	787,050	10,150	10,000	1,324,831
Chief Sales Officer	2012	474,214	6,875	—	134,366	3,437	10,000	628,892
	2011	499,740	—	—	238,152	33,489	9,800	781,181

(1)
The amounts in this column reflect aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards and option awards granted to our named executive officers. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements. The option awards granted to our named executive officers in 2013 are subject to performance conditions. The grant date fair value of these performance-based option awards assume that all options will vest pursuant to the terms of the option agreements.

(2)	The amounts in this column reflect annual cash bonuses earned by our named executive officers as described in the section "Elements of Compensation—Annual Bonus" above.
(3)	The amount shown for each named executive officer other than Mr. Wolf represents Company matching contributions under our 401(k) plan. The amount shown for Mr. Wolf represents a relocation payment.
(4)	The amount shown for Mr. Reach includes a base salary of $210,000, $275,000 and $300,000 and sales commissions of $289,740, $199,214 and $207,321 for 2011, 2012 and 2013, respectively.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table sets forth, for each of the named executive officers, awards granted during fiscal 2013 under our annual cash bonus program and our 2010 Equity Incentive Plan. The exercise price for our options is based on the average of the high and low price on the New York Stock Exchange on the day immediately preceding the grant date.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Option Awards ($)
Mark Volchek	2/15/2013	$—	$—	$—	52,500	525,000	525,000	—	$10.52	$10.10	$2,754,675
Mark Volchek	2/15/2013	—	—	—	—	—	—	8,317	—	—	87,495
Mark Volchek	—	—	400,000	800,000	—	—	—	—	—	—	—
Christopher Wolf	3/8/2013	—	—	—	15,000	150,000	150,000	—	9.02	9.26	787,050
Christopher Wolf	3/8/2013	—	—	—	—	—	—	50,000	—	—	451,000
Christopher Wolf	—	—	175,125	349,875	—	—	—	—	—	—	—
Miles Lasater	2/15/2013	—	—	—	52,500	525,000	525,000	—	10.52	10.10	2,754,675
Miles Lasater	2/15/2013	—	—	—	—	—	—	8,317	—	—	87,495
Miles Lasater	—	—	400,000	800,000	—	—	—	—	—	—	—
Casey McGuane	2/15/2013	—	—	—	30,000	300,000	300,000	—	10.52	10.10	1,574,100
Casey McGuane	2/15/2013	—	—	—	—	—	—	3,268	—	—	34,379
Casey McGaune	—	—	150,000	300,000	—	—	—	—	—	—	—
Robert Reach	2/15/2013	—	—	—	15,000	150,000	150,000	—	10.52	10.10	787,050
Robert Reach	2/15/2013	—	—	—	—	—	—	980	—	—	10,310
Robert Reach	—	—	45,000	75,000	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year End 2013

The following table sets forth, for each of the named executive officers, the equity awards outstanding as of the end of fiscal 2013:

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(1)
Mark Volchek	1/17/2006	75,000	—		—		0.67	1/16/2016
	1/23/2007	75,000	—		—		1.34	1/22/2017
	12/7/2007	75,000	—		—		2.67	12/6/2017
	9/25/2008	375,000	—		—		4.59	9/24/2018
	2/18/2011	28,333	21,667	(3)	—		18.05	2/17/2021
	2/10/2012	13,933	24,067	(3)	—		15.28	2/9/2022
	2/15/2013	—	—		525,000	(4)	10.52	2/14/2023
	2/15/2013								8,317	(2)	81,174
Christopher Wolf	3/8/2013	—	—		150,000	(4)	9.02	3/7/2023
	3/8/2013							3/7/2023	50,000	(5)	488,000
Miles Lasater	1/23/2007	75,000	—		—		1.34	1/22/2017
	12/7/2007	75,000	—		—		2.67	12/6/2017
	9/25/2008	375,000	—		—		4.59	9/24/2018
	2/18/2011	28,333	21,667	(3)	—		18.05	2/17/2021
	2/10/2012	13,933	24,067	(3)	—		15.28	2/9/2022
	2/15/2013	—	—		525,000	(4)	10.52	2/14/2023
	2/15/2013								8,317	(2)	81,174
Casey McGuane	12/7/2007	90,000	—		—		2.67	12/6/2017
	9/25/2008	75,000	—		—		4.59	9/24/2018
	2/18/2011	14,166	10,834	(3)	—		18.05	2/17/2021
	2/10/2012	6,783	11,717	(3)	—		15.28	2/9/2022
	2/15/2013	—	—		300,000	(4)	10.52	2/14/2023
	2/15/2013								3,268	(2)	31,896
Rob Reach	12/7/2007	60,179	—		—		2.67	12/6/2017
	9/25/2008	75,000	—		—		4.59	9/24/2018
	2/18/2011	14,166	10,834	(3)	—		18.05	2/17/2021
	2/10/2012	6,783	11,717	(3)	—		15.28	2/9/2022
	2/15/2013	—	—		150,000	(4)	10.52	2/14/2023
	2/15/2013								980	(2)	9,565

(1)
The amounts in this column represent the number of unvested restricted stock units outstanding for the named executive officers at fiscal year-end multiplied by the stock price of $9.76 (closing price for a share of our common stock on December 30, 2013).

(2)	This award vested on January 1, 2014.
(3)	This award vests at a rate of 20% on the first anniversary of the grant date, and in forty-eight equal monthly installments over the following four years.
(4)	This award vests based on Adjusted EBITDA performance as described above under "Equity-Based Compensation".
(5)	This award vests over four years in four equal installments commencing on the first anniversary of the grant date.

Options Exercised and Stock Vested

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2013, for each of the named executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark Volchek	75,000	$735,750	2,709	$26,480
Christopher Wolf	—	—	—	—
Miles Lasater	150,000	1,363,500	2,709	26,480
Casey McGuane	131,000	1,330,481	1,302	12,727
Rob Reach	10,000	87,184	327	3,196

(1)	Amounts reflect the difference between the exercise price of the stock options and the market price of our common stock at the time of exercise.
(2)	Amounts reflect the market value of our common stock on the day on which the restricted stock vested.

Pension Benefits and Non-Qualified Deferred Compensation

The Company does not have any defined pension or defined contribution plans for its named executive officers other than a tax-qualified 401(k) Plan. The Company does not maintain any non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

During fiscal year 2013, our named executive officers were not entitled to any severance payments upon termination of their employment or in connection with a change of control of the Company. Other than as discussed below, under both the 2000 Stock Option Plan and the Amended and Restated 2010 Equity Incentive Plan, upon a termination of employment, all unvested equity awards (and, in the case of the 2000 Stock Option Plan, awards where all restrictions have not lapsed) terminate and vested stock options may continue to be exercised within a three-month period (extended to a twelve-month period if terminated due to a "disability" within the meaning of Section 22(e)(3) of the Code or death).
Under the 2000 Stock Option Plan, if in connection with or following a "Change-in-Control" (as defined below), a named executive officer's employment is terminated by the Company for any reason other than "Cause" (as defined below) or he terminates his employment for "Good Reason" (as defined below), any unvested stock options or shares of restricted stock held by such named executive officer shall vest immediately and be exercisable or transferable, respectively, in accordance with the terms of the 2000 Stock Option Plan. Under the Amended and Restated 2010 Equity Incentive Plan, if within the one-year period following a "Change-in-Control" (as defined below), a named executive officer's employment is terminated by the Company without "Cause" (as defined below), all outstanding options held by such named executive officer shall vest immediately and be exercisable as of the effective date of termination, in accordance with the terms of the Amended and Restated 2010 Equity Incentive Plan. In addition, the performance-based options granted under the terms of the Amended and Restated 2010 Equity Incentive Plan vest upon a Change-in-Control, as described in "Equity-Based Compensation" above. The table below provides an estimate of the value of such accelerated vesting of unvested awards assuming that a Change-in-Control and a qualifying termination of employment occurred on December 31, 2013 and assuming a stock price of $9.76 per share, the closing price of a share of our common stock, on such date. However, the executives' employment was not terminated on December 31, 2013 under such plans and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

Name	Aggregate Salary Continuation ($)(1)	Bonus ($)(2)	Value of Accelerated Stock Option Vesting ($)(3)	Value of Accelerated Restricted Stock Vesting ($)(4)	Total Benefits ($)
Mark Volchek	—	—	—	$81,174	$81,174
Christopher Wolf	—	—	111,000	488,000	599,000
Miles Lasater	—	—	—	81,174	81,174
Casey McGuane	—	—	—	31,896	31,896
Robert Reach	—	—	—	9,565	9,565

(1)
If the severance protection agreement with Mr. Wolf, entered into in January 2014 had been in effect on December 31, 2013, Mr. Wolf would have received aggregate salary continuation payments of $390,000 due as a result of our termination of Mr. Wolf's employment without "cause" (other than as a result of Mr. Wolf's death or disability) or by Mr. Wolf for "good reason." Salary continuation payments under such severance protection agreement are payable in equal monthly installments for one year.

(2)
If the severance protection agreement with Mr. Wolf, entered into in January 2014 had been in effect on December 31, 2013, Mr. Wolf would have received a bonus payment of approximately $39,502 due as a result of our termination of Mr. Wolf's employment without "cause" (other than as a result of Mr. Wolf's death or disability) or by Mr. Wolf for "good reason." Pursuant to the severance protection agreement, Mr. Wolf receives a prorated bonus, payable once such bonus amount is granted by the Compensation Committee of the Company's Board of Directors upon its annual review of the Company's executive officers.

(3)
The amounts in this column represent for each named executive officer the intrinsic value of the stock options subject to accelerated vesting calculated as the excess of $9.76 per share (other than Mr. Wolf's March 2013 award, which has a strike price of $9.02) subject to each outstanding stock option over the applicable per share exercise price set forth in the Outstanding Equity Awards at Fiscal Year End 2013 Table above. Other than Mr. Wolf's March 2013 award, none of the other unvested options are in the money.

(4)
The amounts in this column represent for each named executive officer the value of the restricted stock subject to accelerated vesting calculated by multiplying the number of unvested shares of restricted stock, as set forth in the Outstanding Equity Awards at Fiscal Year End 2013 Table above, by $9.76 per share.

Under the 2000 Stock Option Plan, "Change-in-Control" is defined as a merger or consolidation of the Company with another entity, or a sale of the Company's assets or stock in which:

(i)	the shareholders of the Company immediately prior to the transaction own less than 50% of the voting power of the surviving corporation after the transaction, and

(ii)
the price per share of the Company's common stock in such transaction, as determined in good faith by our Board, is at least $1.17, subject to adjustment to reflect stock splits, reverse stock splits, or combinations.

Under the 2000 Stock Option Plan, "Cause" is defined as:

(i)	habitual intoxication,

(ii)	illegal drug use or addiction,

(iii)	conviction of a felony (or plea of guilty or nolo contendere),

(iv)	material failure or inability to perform one's agreements, duties or obligations as an employee, other than from illness or injury, and

(v)	willful misconduct or negligence in the performance of one's agreements, duties or obligations as an employee.

In addition, under the 2000 Stock Option Plan, the named executive officer has "Good Reason" to terminate his employment with the Company if:

(i)	his compensation has been materially reduced,

(ii)	his position, duties or responsibilities have been materially reduced,

(iii)	he has been required to move his principal residence because his primary place of employment is moved to a location greater than thirty (30) miles away from its then current location,

(iv)	the Company has not paid to the named executive officer when due any salary, bonus or other material benefit due to him, or

(v)
there exists a breach by the Company of any material provision of any employment agreement between it and the named executive officer, provided, however he shall notify the Company of such event and give it fifteen (15) days to remedy the situation before termination his employment.

Under the Amended and Restated 2010 Equity Incentive Plan, "Change-in-Control" is defined as a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the Company, as determined under Sections 1.409A-3(i)(5)(v)-(vii) of the federal tax regulations.
A "Change-in-Control" is not deemed to occur under the Amended and Restated 2010 Equity Incentive Plan as a result of any event or transaction to the extent that treating such event or transaction as a "Change-in-Control" would cause tax to become due under Section 409A of the Code.

Under the Amended and Restated 2010 Equity Incentive Plan, "Cause" is defined as:

(i)	material breach of obligations under any written agreement with the Company,

(ii)
material violation of any of the Company's policies, procedures, rules and regulations applicable to employees generally or to employees at the executive's grade level, in each case as may be amended from time to time in the Company's sole discretion,

(iii)	failure to reasonably and substantially perform one's duties to the Company (other than as a result of physical or mental illness or injury),

(iv)	willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company's business, reputation or prospects,

(v)	fraud or misappropriation of funds, or

(vi)	commission of a felony or other serious crime involving moral turpitude.

However, if the executive is a party to an employment agreement with the Company which contains a different definition of "cause," the definition in such employment agreement will control.
We have entered into certain non-competition agreements with our named executive officers. The named executive officers are not entitled to any payment under these agreements.

Director Compensation

The following table sets forth compensation paid to our non-employee directors (or in certain cases to the shareholder which they represent on the Board) for service on our Board and Board committees in fiscal year 2013. Director compensation is determined by the Board based on recommendation from the compensation committee made in consultation with Steven Hall & Partners. Directors who are also our employees do not receive additional compensation for their service on our Board or Board committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)	Option Awards ($)(2)	Total ($)
Paul Biddelman	$55,000	$52,495	$52,501	$159,996
Samara Braunstein	14,552	—	211,492	226,044
David Cromwell	43,750	52,495	52,501	148,746
Stewart Gross	42,500	52,495	52,501	147,496
Robert Hartheimer	45,000	52,495	52,501	149,996
Dean Hatton	35,000	52,495	52,501	139,996
Patrick McFadden	60,000	52,495	52,501	164,996
Charles Moran	38,750	52,495	52,501	143,746

(1)
The amounts in this column reflect aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted to our directors. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements. The following table sets forth, for each of the directors, the equity awards outstanding as of December 31, 2013.

(2)
The amounts in this column reflect aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted to our directors. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements. The following table sets forth, for each of the directors, the equity awards outstanding as of December 31, 2013.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(1)
Paul Biddelman	3/28/2007	28,800	—		1.34	3/27/2017
	12/4/2009	30,000	—		10.80	12/3/2019
	2/18/2011	10,000	—		18.05	2/17/2021
	2/10/2012	15,000	—		15.28	2/9/2022
	2/15/2013	10,691	—		8.00	2/14/2023
	2/15/2013						4,990	(4)	48,702
Samara Braunstein	8/9/2013	—	40,000	(3)	10.58	8/8/2023
David Cromwell(2)	12/4/2009	30,000	—		10.80	12/3/2019
	2/18/2011	10,000	—		18.05	2/17/2021
	2/10/2012	15,000	—		15.28	2/9/2022
	2/15/2013	10,691	—		8.00	2/14/2023
	2/15/2013						4,990	(4)	48,702
Stewart Gross	2/18/2011	10,000	—		18.05	2/17/2021
	2/10/2012	15,000	—		15.28	2/9/2022
	2/15/2013	10,691	—		8.00	2/14/2023
	2/15/2013						4,990	(4)	48,702
Robert Hartheimer	2/10/2012	20,777	13,223	(3)	15.28	2/9/2022
	2/15/2013	10,691	—		8.00	2/14/2023
	2/15/2013						4,990	(4)	48,702
Dean Hatton	2/15/2013	10,691	—		8.00	2/14/2023
	2/15/2013						4,990	(4)	48,702
Patrick McFadden	1/27/2009	38,163	—		4.59	1/26/2019
	12/4/2009	30,000	—		10.80	12/3/2019
	2/18/2011	10,000	—		18.05	2/17/2021
	2/10/2012	15,000	—		15.28	2/9/2022
	2/15/2013	10,691	—		8.00	2/14/2023
	2/15/2013						4,990	(4)	48,702
Charles Moran	1/27/2009	70,002	—		4.59	1/26/2019
	12/4/2009	30,000	—		10.80	12/3/2019
	2/18/2011	10,000	—		18.05	2/17/2021
	2/10/2012	15,000	—		15.28	2/9/2022
	2/15/2013	10,691	—		8.00	2/14/2023
	2/15/2013						4,990	(4)	48,702

(1)	Our non-employee directors may have entered into agreements with the funds they represent with respect to the economic benefits granted to them.
(2)	In addition, on March 28, 2007, an option was granted to Sachem Ventures, LLC on the same terms as the other grants made on such date.
(3)	This award vests at a rate of one-third on the first anniversary of the grant date, and in 24 equal monthly installments over the following two years.
(4)
Within 90 days of the cessation of any non-executive Board member's membership on the Board for any reason other than removal for cause, we will settle the restricted stock units by issuing or delivering to the non-executive Board member one share of Common Stock for each restricted stock unit.

Following our initial public offering in June 2010, we have paid all of our non-employee directors (or in certain cases the shareholder which they represent on the Board) annual retainer fees, with no additional fees for attendance at Board meetings, and we make annual equity grants to our non-employee directors under our Amended and Restated 2010 Equity Incentive Plan, in each case in the amounts set annually by the compensation committee. Each non-employee director receives an annual cash retainer of $35,000 and annual equity awards valued at approximately $100,000 (increased to $105,000 in 2011), which may be split between restricted stock and stock options as the compensation committee determines at such time. Annual retainers are paid to the chair of each committee of the Board as follows: $20,000 for the audit committee chair, $10,000 for the compensation committee chair and $7,500 for the nominating and corporate governance committee chair. Annual retainers are paid to committee members as follows: $10,000 for the audit committee, $5,000 for the compensation committee and $3,750 for the nominating and corporate governance committee. Additional fees may be paid in connection with any ad hoc committees appointed as determined from time to time. Non-employee directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. In conformity with current compensation trends to better align directors' interests with their companies', each non-employee director was granted an equity award for 2013 that is split one-half in the form of options and one-half in the form of restricted stock units, vesting upon each respective director's retirement or termination from the Board. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the compensation committee's review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Samara Braunstein (Chair)
Paul Biddelman
David Cromwell
Patrick McFadden

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are currently or have ever been an officer or employee of us. None of our executive officers serves or has served as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

PROPOSAL FOUR

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE 2013 COMPENSATION OF THE COMPANY'S
 NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, among other things, requires us to provide shareholders a separate non-binding advisory vote to approve the compensation of our named executive officers. The named executive officers are the five officers identified in the Summary Compensation Table in this proxy statement.
The compensation committee will review the results of the vote carefully. Depending upon the results of that review, the committee will take such action, if any, as it deems appropriate. Because this vote is advisory, however, it is not binding on us, our Board, or the Board's compensation committee. Also, a negative vote will not overrule any decision made by the compensation committee.
Before you vote on the resolution below, please read the entire Compensation Discussion and Analysis beginning in this proxy statement carefully. The Compensation Discussion and Analysis contains important information about our executive compensation program and philosophy. It also explains how and why the Compensation and Benefits Committee made specific decisions about the named executive officers' compensation for their 2013 performance. You should also carefully review the tables that immediately follow the Compensation Discussion and Analysis, together with the related narrative disclosure and footnotes.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NONBINDING ADVISORY RESOLUTION.

RESOLVED, that the Company's shareholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.

PROPOSAL FIVE
APPROVAL OF THE COMPANY'S SHORT TERM INCENTIVE PLAN

We are asking our stockholders to approve the Higher One Holdings, Inc. Short Term Incentive Plan (the "Short Term Incentive Plan" or "Plan"). A copy of the Short Term Incentive Plan is attached as Appendix B to this Proxy Statement.

      The Short Term Incentive Plan was adopted by the Board and approved by the stockholders of the Company in March 2010, prior to our IPO (the "IPO") and there have been no subsequent changes to the Plan.  Although we have had the benefit of a post-IPO grace period, the Short Term Incentive Plan was designed to provide the compensation committee with the opportunity to grant awards that would satisfy the conditions of Section 162(m) of the Code and preserve their deductibility by the Company.  In order for this opportunity to be retained, the Short Term Incentive Plan now needs to be approved by the public stockholders of the Company.
The Short Term Incentive Plan

The following paragraphs provide the material details of the Short Term Incentive Plan. The following description is qualified in its entirety by reference to the full text of the Short Term Incentive Plan attached as Appendix B to this Proxy Statement.
The purpose of the Short Term Incentive Plan is to attract, retain, motivate and reward participants by providing them with the opportunity to earn incentive compensation under the plan related to the company's performance.
The Short Term Incentive Plan is intended to provide the opportunity for payments of executive compensation that qualify as performance-based compensation under Section 162(m). If the plan qualifies under Section 162(m), amounts paid under the Short Term Incentive Plan to the CEO and the three other highest-paid executive officers would be deductible by us, even if those amounts exceed the $1 million limit imposed on deductible compensation under Section 162(m). To qualify under Section 162(m), the material terms of the plan and the performance formula must be disclosed to, and approved by, stockholders.
Bonuses have been granted under the Short Term Incentive Plan commencing in fiscal year 2011. Currently the compensation committee operates the Short Term Incentive Plan consistent with historical bonus practices for our named executive officers. See "—Elements of Compensation—Annual Bonus."

Administration

The Short Term Incentive Plan will be administered by the compensation committee, or by such other committee as the Board appoints from time to time. The compensation committee will have full power and authority to construe and interpret the Short Term Incentive Plan, subject to its terms and conditions, and the determinations made by the committee shall be final, binding and conclusive.

Eligible Executives

Each of our executive officers and any other key employees designated from time to time by the compensation committee will be eligible to participate in the Short Term Incentive Plan. Currently, approximately six employees are eligible to participate in the Short Term Incentive Plan.  At the beginning of each fiscal year, the compensation committee will select the participants in the Short Term Incentive Plan for the year.

Maximum Award

The maximum aggregate incentive amount that may be earned under the Short Term Incentive Plan by a participant for all performance periods commencing in any fiscal year are:

•	for a performance period of twelve (12) months or less: $2,000,000; and
•	for a performance period of more than twelve (12) months: $4,000,000.
The maximum aggregate amount of incentive compensation any participant may receive for all performance periods beginning in any given fiscal year is $6,000,000.
Determination of Performance Targets

No later than 90 days after the beginning of a performance period (or an earlier or later date as may be required or permitted by Section 162(m)), the compensation committee will:

•	designate each selected participant for the performance period,
•	select the performance measure or measures applicable for awards granted to the selected participant during the performance period,
•	establish specific performance targets related to each performance measure and the incentive amounts which may be earned by the participant upon attainment of the target goals, and
•	specify the relationship between the performance target and the incentive amount to be earned by each selected participant during the performance period.
Performance Period

Unless otherwise determined by the compensation committee, the performance period for an award under the Short Term Incentive Plan will be one fiscal year.

Performance Measures

The compensation committee will consider the following performance measures when making awards under this plan: adjusted net earnings, appreciation in and/or maintenance of the price of Common Stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, number of active OneAccounts, number of institutions under contract with the Company, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenue per active OneAccount, revenues, sales and sales growth, successful acquisition/divestiture, or total stockholder return and improvement of stockholder return.

In each case the performance measures will be defined by the committee on the date the award is granted with the specificity required by Section 162(m).
The performance targets for each applicable measure may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of our performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

Adjustments to Performance Targets

At the time the compensation committee determines the terms of the award, the compensation committee may specify adjustments to be applied to the calculation of the performance targets with respect to the relevant performance period to take into account certain events, including:

•
restructurings, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the company's Annual Report on Form 10-K for the applicable year;

•	the cumulative effects of tax or accounting changes, each in accordance with generally accepted accounting principles;
•	foreign exchange gains or losses;
•	stock-based compensation;
•	amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, or non-cash interest expense; or
•	litigation or claim judgments or settlements.

Any adjustment will be prescribed in a form that meets the requirements for deductibility under Section 162(m). If the compensation committee determines that a change in the business, operations, corporate structure or capital structure of the company, or the manner in which it conducts its business, or other events or circumstances, render previously established performance measures or targets unsuitable, the committee may in its discretion modify those measures and targets as it deems appropriate and equitable. However, unless the committee determines otherwise, no such adjustment shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the award under Section 162(m).

Determination of Awards
Following the completion of each performance period, the compensation committee will certify in writing whether the applicable performance targets have been achieved and the incentive amounts, if any, payable to the selected participants for that performance period. The compensation committee will then decide whether to use its discretion to reduce the incentive amount payable to take into account any additional factors that the committee may deem relevant to the assessment of the selected participant.
Payment of Award

Awards will be paid no later than 2 1/2 months following the end of the applicable performance period. Awards may be granted subject to such vesting, forfeiture, transfer, or other restrictions (or any combination thereof) as the compensation committee will specify. The compensation committee may also require or permit deferral of all or any portion of an award.

Form of Payments

Awards granted under the Short Term Incentive Plan may be paid in cash, shares of our common stock, or other equity-based awards, including, without limitation, restricted stock, stock units, stock appreciation rights, and options. Any shares of our common stock paid or payable in settlement of awards will be granted pursuant to, and subject to, the share limits of a stockholder approved equity plan.

Termination of Employment

Unless otherwise determined by the compensation committee, to be eligible for payment of an award, a participant must remain continuously employed by the company through the date of the payment of the award. If a participant's employment with us terminates prior to the payment date, participation in the Short Term Incentive Plan will cease. However, if a participant's employment with us and our subsidiaries terminates prior to the payment of an award by reason of the participant's death or disability, the participant will remain eligible to receive a prorated award with respect to the year of his or her termination.

Clawback

The board reserves the right to cancel or adjust the amount of any award if our financial statements on which the calculation or determination of the award was based are subsequently restated due to error or misconduct and the board decides that our financial statements as so restated would have resulted in a smaller or no award if the information had been known at the time the award had originally been calculated or determined. In the event of a restatement, we may require a participant to repay us the amount by which the award as originally calculated or determined exceeds the award as adjusted due to the restatement.

Amendment and Termination

Subject to any applicable laws, rules, and regulations, the board or the compensation committee may, at any time, amend, suspend, discontinue, or terminate the Short Term Incentive Plan. However, to the extent necessary to continue to qualify the amounts payable as performance-based compensation under Section 162(m), no such action will be effective without approval by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S SHORT TERM INCENTIVE PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Investor Rights Agreement

On August 26, 2008, we entered into an amended and restated investor rights agreement with certain key holders of our common stock relating to all shares of our capital stock that they hold or may hold in the future. On August 22, 2011, we and certain other parties to agreement terminated the agreement in accordance with its termination provisions. Notwithstanding the termination, certain parties to the agreement that continue to own (i) 5% or more of the total number of shares of common stock outstanding, or (ii) shares of common stock that are not freely sellable without volume limitations pursuant to Rule 144 under the Securities Act, will have certain registration and other rights until August 8, 2015. We believe that these terms were reasonable and comparable to the terms of an agreement negotiated on an arms-length basis.

Indemnification Agreements

Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. As permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify our directors and executive officers against all expenses (including reasonable attorneys', witness or other professional fees) and liabilities (including judgments, damages and amounts paid in settlement, including those arising out of the negligence or active or passive wrongdoing of such persons) incurred, suffered or paid by a director or executive officer in connection with any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, to which any such director may be a party or threatened to be made a party or otherwise involved in as a witness by reason of such director's status serving (i) as our director or executive officer, as applicable, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request, including one of our subsidiaries.
The indemnification agreements also require us to advance expenses incurred by such persons within thirty days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that such persons are entitled to indemnification under the agreements and that we have the burden of proof to overcome that presumption in reaching any contrary determination.
We are not required to provide indemnification under the agreements for certain matters, including: (i) indemnification and advancement of expenses for any action initiated by or on behalf of such person without the consent of our Board (except actions to enforce a right to indemnification or advancement of expenses under this agreement), and (ii) indemnification beyond that permitted by Delaware law. We believe that the terms of the agreements were reasonable and comparable to the terms of agreements negotiated on an arms-length basis.

Non-Competition Agreements

Except for the employment agreements with Miles Lasater and Marc Sheinbaum (please see "Subsequent Events" above) and the severance protection agreement with Christopher Wolf, we have not entered into any employment agreements with our executive officers. However, we have entered into certain non-competition agreements with our executive officers. Each non-competition agreement provides that the executive generally will not disclose our proprietary information and will not compete with us or solicit our customers and employees for the duration of the executive's employment and for a period of twelve months following termination of employment. We believe that the terms of the agreements were reasonable and comparable to the terms of agreements negotiated on an arms-length basis.

Policy Concerning Related Party Transactions

We have a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (i) a director, executive officer or employee of us or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person.
The audit committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within our company's policy, and should be ratified and approved by the Board. Relevant factors include the benefits of the transaction to us, the terms of the transaction and whether the transaction was on an arms-length basis and in the ordinary course of our business, the direct or indirect nature of the related party's interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide the audit committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the audit committee or the Board, taking into account factors as such body deems appropriate and relevant.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

Our 2013 annual report on Form 10-K, is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability can access this proxy statement and our fiscal 2013 annual report on Form 10-K at www.proxyvote.com, which does not have "cookies" that identify visitors to the site.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2013 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by a Higher One stockholder, we will mail without charge a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the annual report on Form 10-K. Exhibits to the annual report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

Requests for copies of our annual report on Form 10-K should be directed to Investor Relations, Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

By Order of the Board of Directors
/s/ Christopher Wolf
Christopher Wolf
Chief Financial Officer

Appendix A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
HIGHER ONE HOLDINGS, INC.
HIGHER ONE HOLDINGS, INC., a corporation organized under the laws of the State of Delaware, hereby certifies that this Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 14, 2008, and was amended and restated as of August 7, 2008 and August 26, 2008. This Amended and Restated Certificate of Incorporation amends and restates the Corporation's Certificate of Incorporation in its entirety as follows:
Article I - Name
The name of the corporation (hereinafter referred to as the "Corporation") is Higher One Holdings, Inc.
Article II - Agent
The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.
Article III - Purpose
The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor thereto, as the same may be amended or supplemented from time to time (the "DGCL").
Article IV - Stock
Section 1. Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 220,000,000 shares of capital stock, consisting of:
(a) 200,000,000 shares of common stock with a par value of $0.001 per share (the "Common Stock"); and
(b) 20,000,000 shares of preferred stock with a par value of $0.001 per share (the "Preferred Stock").
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.

Section 2. Preferred Stock.
Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, and powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock prior to its issuance. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.
The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.
Section 3. Common Stock.
(a) Voting. Except as otherwise expressly provided herein or required by law or the relevant Preferred Stock Designation of any class or series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.
(b) Dividends. Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, subject to any preferential dividend rights of outstanding Preferred Stock.
(c) Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding class or series Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. The term "Liquidation Event" shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease or conveyance of all or a part of the Corporation's assets.
(d) No Pre-Emptive Rights. No holder of shares of Common Stock shall be entitled to any pre-emptive, subscription, redemption or conversion rights.

Article V - Existence
The Corporation is to have perpetual existence.
Article VI - Board of Directors
Section 1. Number and Classification.
(a) Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than five individuals nor more than thirteen individuals (exclusive of directors referred to in the last paragraph of this Section 1), the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
(b) Classes. From and after the date of the first meeting of the Board of Directors following the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, the ~~directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The initial~~ division of the Board of Directors into classes shall be phased out as follows:   ~~made by the decision of the affirmative vote of a majority of the total number of director then in office.~~ Class I directors that are elected at the annual meeting of stockholders held in 2014 shall serve ~~for an inital~~  three-year term s ending at the annual meeting of stockholders held in 201~~1~~ 7 ; Class II directors that are elected at the annual meeting of stockholders held in 2015 shall serve for ~~an initial~~ one-year term s ending at the annual meeting of stockholders held in 201~~2~~ 6 ; Class III directors that are elected at the annual meeting of stockholders held in 2016 shall serve for ~~an intial~~ one-year term s ending at the annual meeting of stockholders held in 201~~3~~ 7; and all directors elected at the annual meeting of stockholders held in 2017 and all annual meetings thereafter shall serve one-year terms ending at the annual meeting held next after such election . ~~At each annual meeting of stochholders beginning in 2014, successors to the directors in the class whose term expires at that annual meeting shall be elected for a three year term.~~
(c) Written Ballot Required. Elections of directors at an annual or special meeting of stockholders shall be by written ballot.
(d) Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of this Article VI and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.
Section 2. Vacancies and Newly Created Directorships. Any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. ~~Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the numebr of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. .~~  After the annual meeting of stockholders held in 2014, a director that is elected to fill a newly created directorship or vacancy shall serve until the annual meeting of stockholders held next after such election.
Section 3. Removal. Subject to the rights of the holders of Preferred Stock, any Director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock.
Section 4. Amendment Repeal, Etc. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with this Article VI.
Article VII - Liability of Directors and Officers and Certain Other Persons
Section 1. Elimination of Certain Liability of Directors. To the fullest extent authorized by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended
Section 2. Indemnification of Directors, Officers and Certain Other Persons. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify and advance expenses to any and all directors and officers of the corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section; provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws may provide that the Corporation shall indemnify any director or officer in connection with a proceeding (or a part thereof) initiated by such director, or officer only if such proceeding (or part thereof) was authorized by the Board of Directors.
The Corporation may, by action of the Board of Directors, provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

Article VIII - Stockholder Action
Section 1. Actions at Meetings Duly Called; No Written Consents. Except as may be otherwise expressly provided, with respect to the holders of Preferred Stock, in any Preferred Stock Designation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.
Section 2. Regulation of Stockholder Submissions. The Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.
Section 3. Special Meetings. Subject to the rights of the holders of Preferred Stock, special meetings of the stockholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the Chairman of the Board of Directors.
Article IX - Amendment of Certificate of Incorporation
Subject to any requirement of applicable law and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any outstanding series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Certificate of Incorporation.
Article X - Bylaws
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent therewith shall be adopted by the stockholders, unless such action is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock.
Article XI - Section 203 of the DGCL
The Corporation expressly elects to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of the Corporation has been executed by its duly authorized officer this [•] day of [•] 2014.

HIGHER ONE HOLDINGS, INC.

By:
[NAME] [TITLE]

Appendix B
Short Term Incentive Plan
HIGHER ONE HOLDINGS, INC. SHORT TERM INCENTIVE PLAN

1.	Purpose of the Plan.
This Higher One Holdings, Inc. Short Term Incentive Plan is intended to attract, retain, motivate and reward Participants by providing them with the opportunity to earn incentive compensation under the Plan related to the Company's performance.  Incentive compensation granted under the Plan is intended to be qualified as performance-based compensation within the meaning of Section 162(m).

2.	Definitions.
For purposes of the Plan, the following terms shall be defined as follows:
(a)	"Award" means incentive compensation earned under the Plan pursuant to Section 4.
(b)	"Board of Directors" means the Board of Directors of Higher One Holdings.
(c)	"Code" means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.
(d)
"Committee" means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(e)
"Common Stock" means Higher One Holdings Common Stock, $0.001 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(f)	"Company" means Higher One Holdings and all of its Subsidiaries, collectively.
(g)	"Date of Grant" means the date the Award is approved by the Committee, or such later date determined by the Committee to be the Date of Grant.
(h)
"Disability" means eligibility for disability benefits under the terms of the Company's long-term disability plan in effect at the time the Participant becomes disabled; provided, however, that, if payment or settlement of an Award subject to Section 409A is to be accelerated solely as a result of a Participant's Disability, Disability shall have the meaning set forth in Section 409A.

(i)
"Equity-Based Portion" means any portion of an Award that is paid in, or settled or exercisable for, shares of Common Stock or that is denominated in units that are valued with reference to, or settled in shares of, Common Stock, including, without limitation, stock, restricted stock, stock units, stock appreciation rights or stock options.

(j)
"Equity Plan" means the Higher One Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan, or any other plan adopted by the Company and approved by its shareholders pursuant to the terms of which the Equity-Based Portion of an Award may be granted to Participants.

(k)
"Fair Market Value" means, for purposes of the Equity-Based Portion of an Award and with respect to a share of Common Stock, as of the applicable date of determination, (i) the average of the high and low sales prices on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the New York Stock Exchange or (iii) if not so reported, as furnished by any member of the Financial Industry Regulatory Authority selected by the Committee.  In the event that the price of a share of Common Stock shall not be so reported or the Committee otherwise determines a different valuation is appropriate, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion in any manner consistent with Section 409A of the Code.

(l)	"Higher One Holdings" means Higher One Holdings, Inc., and its successors or assigns.
(m)	"Maximum Amount" means the maximum value of an Award for a Performance Period as set forth in Section 4(d).

(n)	"Participant" means each executive officer and key employee of the company whom the Committee designates as a participant under the Plan.
(o)	"Performance Measures" means the performance measures set forth in Section 4(e) of the Plan.
(p)	"Performance Period" means a fiscal year of the Company or such other period as may be designated by the Committee with respect to an Award.
(q)	"Performance Targets" means performance goals and objectives set in respect of Performance Measures for a Performance Period.
(r)	"Plan" means this Higher One Holdings, Inc. Short Term Incentive Plan, as amended from time to time.
(s)	"Section 162(m)" means Section 162(m) of the Code.
(t)	"Section 409A" means Section 409A of the Code.
(u)	"Subsidiary" means any "subsidiary" within the meaning of Rule 405 under the Securities Act of 1933, as amended.
(v)
"Value" means with respect to (i) any portion of an Award paid in cash, the dollar value thereof at the time of payment, (ii) any portion of an Award paid in shares of Common Stock or denominated in stock units corresponding to shares of Common Stock, the Fair Market Value on the Date of Grant multiplied by the number of underlying shares or units, as applicable, (iii) any portion of an Award paid in options exercisable for shares of Common Stock, the value of such option as of the Date of Grant determined in accordance with ASC Topic 718 as utilized by the Company for financial accounting purposes, and (iv) with respect to any portion of the Award paid in any other property not described in clause (ii) or (iii) hereof, the market value of such property on the Date of Grant as reasonably determined by the Committee.

3.	Administration.

(a)	Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority:
(i)	to designate Participants and Performance Periods;
(ii)	to establish the Performance Measures and Performance Targets for a Performance Period and to determine whether and to what extent such Performance Targets have been achieved;
(iii)	to determine the cash amount, Equity-Based Portion and/or other property payable with respect to an Award;
(iv)	to prescribe, amend and rescind rules and procedures relating to the Plan;
(v)	subject to the provisions of the Plan, to delegate to one or more officers of the Company some or all of its authority under the Plan;
(vi)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and
(vii)	to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.
(b)	Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan.
(c)
Determinations of Committee Final and Binding.  All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee's sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)
Liability of Committee.  No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to the Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company's Certificate of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time.  In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers and employees, the Company's accountants, the Company's legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

4.	Awards.
(a)
Performance Targets. The Committee may, from time to time, make a determination that a Participant shall be afforded the opportunity to earn incentive compensation under this Plan during a Performance Period.  If the Committee decides to offer such opportunity to one or more Participants, then no later than 90 days after the beginning of a Performance Period (or such earlier or later date as may be required by Section 162(m)), the Committee shall (i) designate each Participant for the Performance Period, (ii) select the Performance Measure or Measures to be applicable to the Performance Period for each Participant, (iii) establish specific Performance Targets related to such Performance Measure(s) and the incentive amount which may be earned for the Performance Period by each Participant with sufficient specificity to satisfy the requirements of Section 162(m) (including without limitation through use of a bonus pool and assigned percentages thereof) and (iv) specify the relationship between Performance Targets and the amount of incentive compensation to be earned by each Participant for the Performance Period.  The Committee has the discretion to structure Awards in any manner it deems advisable, including, without limitation, (x) specifying that the incentive amount for a Performance Period will be earned if the applicable Performance Target is achieved for one Performance Measure or for any one of a number of Performance Measures, (y) providing that the incentive amount for a Performance Period will be earned only if a Performance Target is achieved for more than one Performance Measure, or (z) providing that the incentive amount to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable Performance Targets.

(b)
Determination of Award.  Following the completion of each Performance Period, the Committee shall certify in writing whether and to what extent the applicable Performance Targets have been achieved for such Performance Period and the amount of the Award, if any, earned by Participants for such Performance Period.  In determining the amount of the Award earned by a Participant for a given Performance Period, the Committee shall have the right to reduce (but not to increase) the incentive amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(c)
Payment of Awards.  Subject to Section 5, Awards shall be paid to the Participant on a date after the end of the Performance Period that is no later than two and one-half months following the end of such Performance Period.  Awards may be paid in cash, Common Stock, equity-based awards, any other form of consideration or any combination thereof determined by the Committee.  Payment of Awards may be subject to such vesting, forfeiture, transfer or such other restrictions (or any combination thereof) as the Committee shall specify.  The Equity-Based Portion of any Award shall be granted under the terms and conditions of an Equity Plan.

(d)
Maximum Amount.  Anything in this Plan to the contrary notwithstanding, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company (i) that are for a period of twelve (12) months or less shall be $2,000,000 and (ii) that are for a period of more than twelve (12) months shall be $4,000,000.  For the avoidance of doubt, subject to (i) and (ii) above, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company is $6,000,000.

(e)
Performance Measures.  The Performance Measures from which the Committee shall establish Performance Targets shall relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following performance criteria as the Committee deems appropriate: adjusted net earnings, appreciation in and/or maintenance of the price of Common Stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, number of active OneAccounts, number of institutions under contract with the Company, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenue per active OneAccount, revenues, sales and sales growth, successful acquisition/divestiture, or total stockholder return and improvement of stockholder return, in each case as defined by the Committee at the time the Committee determines the terms of the Award in accordance with Section 4(a) with such specificity as required by Section 162(m).  The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of a Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

(f)
Adjustments.  At the time the Committee determines the terms of the Award in accordance with Section 4(a), the Committee may also specify any exclusion(s) or inclusion(s) for charges related to any event(s) or occurrence(s) which the Committee determines should appropriately be excluded or included, as applicable, for purposes of measuring performance against the applicable Performance Targets, which may include (i) restructurings, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's Annual Report on Form 10-K for the applicable year, (ii) the cumulative effects of tax or accounting changes, each in accordance with generally accepted accounting principles, (iii) foreign exchange gains or losses, (iv) stock-based compensation, (v) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, or non-cash interest expense or (vi) litigation or claim judgments or settlements.  Any such inclusion or exclusion shall be prescribed in a form that meets the requirements for deductibility under Section 162(m) .  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Measures or Performance Targets unsuitable, the Committee may in its discretion modify such Performance Measures or Performance Targets, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m)

5.	Termination of Employment.
(a)
Death; Disability.  Unless otherwise determined by the Committee, if a Participant's employment with the Company terminates prior to payment of an Award in accordance with Section 4(c) by reason of the Participant's death or Disability, the Participant will remain eligible, subject to Section 4 hereof, to receive an Award with respect to such Performance Period.  The Award shall be determined and payable in accordance with Section 4 above, except that the amount, if any, shall be prorated to take into account the number of days that the Participant was employed by the Company during the Performance Period.

(b)
Other Terminations.  Unless otherwise determined by the Committee, or otherwise required by applicable law, if a Participant's employment with the Company terminates prior to the payment of an Award for any reason not described in Section 5(a), the Participant's participation in the Plan for such Performance Period shall terminate forthwith and the Participant shall not be entitled to an Award for such Performance Period.

6.	Deferral.
Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established by the Committee.

7.	Effective Date.
The Plan shall become effective upon its adoption by the Board of Directors subject to its approval by the stockholders of Higher One Holdings.

8.	Amendment and Termination.
Subject to applicable laws, rules and regulations, the Board of Directors or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m).

9.	Miscellaneous.
(a)
Tax Withholding.  The Company may require any Participant entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements.  In the case of the Equity-Based Portion of an Award payable in shares of Common Stock, the Company may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to (i) withhold shares of Common Stock that would otherwise be received by such Participant or (ii) repurchase shares of Common Stock that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time.  The Company shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b)
No Rights to Awards or Employment.  This Plan is not a contract between the Company and a Participant.  No Participant shall have any claim or right to receive Awards under the Plan.  Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(c)
Section 409A.  If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any Award to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A of the Code, (b) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.  The Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A of the Code.  Moreover, any discretionary authority that the Board of Directors or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

(d)
Other Compensation.  Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company's other compensation and benefit plans and programs, including without limitation any Equity Plan or bonus plan program or arrangement.

(e)
No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan.  No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)
Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation.  Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.  The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash, Common Stock or other consideration with respect to Awards hereunder.

(g)
Non-Transferability.  Except as set forth in Section 9(h) herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant's interest under the Plan.

(h)
Designation of Beneficiary.  A Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant's death in accordance with the Company's policies as in effect from time to time.  If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant's death shall be made to the Participant's estate.

(i)
Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.  In addition, if any provision of this Plan would cause Awards not to constitute "qualified performance-based compensation" under Section 162(m), that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.  Any specific action by the Committee that would be violative of Section 162(m) and the regulations thereunder shall be void.

(j)	Expenses. The costs and expenses of administering the Plan shall be borne by the Company.
(k)
Clawback.  Notwithstanding anything in this Plan to the contrary, the Board of Directors reserves the right to cancel or adjust the amount of any Award if the financial statements of the Company on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Board of Directors, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined.  In addition, in the event of such a restatement, the Company may require a Participant, to repay to the Company the amount by which (i) the Award as originally calculated or determined exceeds (ii) the Award as adjusted pursuant to the preceding sentence.

(l)	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of Delaware.